UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Polaris Industries Inc.

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Polaris Industries Inc.
2100 Highway 55
Medina, Minnesota 55340
763-542-0500
Fax: 763-542-0599

March 10, 2010

Dear Fellow Shareholder:

The Board of Directors of Polaris Industries Inc. joins me in extending a cordial invitation to attend our 2010 Annual Meeting of Shareholders which will be held at our corporate headquarters, 2100 Highway 55, Medina, Minnesota, 55340, on Thursday, April 29, 2010 at 9:00 a.m. local time.

In addition to voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, we will review Polaris’ 2009 business and discuss our direction for the coming years. There will also be an opportunity, after conclusion of the formal business of the meeting, to discuss other matters of interest to you as a shareholder.

This year, we will be using the “Notice and Access” method of furnishing proxy materials to you over the Internet. We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our annual meeting and the costs of printing and distributing the proxy materials. On or about March 10, 2010 we will mail to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and vote electronically over the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing the Notice to shareholders who previously elected to receive paper copies of the proxy materials.

It is important that your shares be represented at the meeting whether or not you plan to attend in person. Please vote electronically over the Internet or by telephone or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. If you do attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

We hope that you will be able to attend the meeting and we look forward to seeing you.

Sincerely,

Gregory R. Palen
Chairman of the Board

Enclosures

POLARIS INDUSTRIES INC.
2100 Highway 55
Medina, Minnesota 55340
March 10, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Polaris Industries Inc. will hold its 2010 Annual Meeting of Shareholders at its corporate headquarters located at 2100 Highway 55, Medina, Minnesota, 55340, on Thursday, April 29, 2010. The meeting will begin at 9:00 a.m. local time. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about March 10, 2010. At the meeting, we will:

1. Elect three Class I directors for three-year terms ending in 2013.

2. Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

3. Act on any other matters that may properly come before the meeting.

The Board recommends that shareholders vote FOR the director nominees named in the accompanying Proxy Statement. The Board recommends that shareholders vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010, as described in the Company’s accompanying Proxy Statement.

Only shareholders of record at the close of business on March 1, 2010 may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

/s/  Stacy L. Bogart

Stacy L. Bogart
Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote as soon as possible via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2010.

The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2009 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.proxydocs.com/pii

POLARIS INDUSTRIES INC.
2100 Highway 55
Medina, Minnesota 55340
PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who can vote?

A:	You can vote if you were a shareholder at the close of business on the record date of March 1, 2010. There were a total of 32,888,447 shares of the Company’s common stock outstanding on March 1, 2010. The Notice of Internet Availability of Proxy Materials, this Proxy Statement and any accompanying proxy card, along with the Annual Report for 2009, were first made available to shareholders beginning March 10, 2010. The Proxy Statement summarizes the information you need to vote at the Annual Meeting.

Q:	What am I voting on?

A:	You are voting on:

• Election of three nominees as Class I directors for three-year terms ending in 2013. The Board of Directors’ nominees are Robert L. Caulk, Bernd F. Kessler and Scott W. Wine.

• Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends you vote FOR the director nominees named in the accompanying Proxy Statement. The Board recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

“Notice and Access” rules adopted by the United States Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and our Annual Report for 2009, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Q:	How many shares must be voted to approve the proposal?

A:	Quorum. A majority of the outstanding shares of the Company’s common stock represented in person or by proxy is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, 32,888,447 shares of Polaris common stock were issued and outstanding. A majority of those shares, or 16,444,224 shares of our common stock, will constitute a quorum for the purpose of electing directors or adopting proposals at the Annual Meeting. If you submit a valid proxy or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes are counted for purposes of determining a quorum to transact business at the Annual Meeting.

Vote Required. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions and broker non-votes will have no effect on the voting for the election of directors.

Each of the other matters that may be acted upon at the meeting, including the proposal to ratify the selection of the Company’s independent registered public accounting firm, will be determined by the affirmative vote of the holders of a majority of the shares of Polaris common stock present in person or by proxy at the Annual Meeting and entitled to vote, assuming the presence of a quorum (provided that the number of shares voted in favor of such proposal constitutes more than 25% of the outstanding shares of Polaris common stock). Abstentions and broker non-votes will have the effects on these proposals noted below.

Q:	What is the effect of broker non-votes and abstentions?

A:	A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to that proposal.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote, but will not be deemed to have been voted in favor of such proposal. Accordingly, abstentions will have the same effect as votes against a proposal.

Q:	How will the proxies vote on any other business brought up at the meeting?

A:	By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting. The Company does not know of any other business to be considered at the Annual Meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record.

Q:	How do I cast my vote?

A:	If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the Annual Meeting or by using one of the three following methods:

• Vote by Internet, by going to the web address http://www.eproxy.com/pii and following the instructions for Internet voting shown on the Notice, or if you requested printed proxy materials or you receive a paper copy of the proxy card, by following the instructions provided with your proxy materials and on your proxy card.

• Vote by phone, by dialing 1-800-560-1965 and following the instructions for telephone voting shown on the Internet voting site or, if you requested printed proxy materials or you receive a paper copy of the proxy card, by following the instructions provided with your printed proxy materials and on your proxy card.

• If you elected to receive printed proxy materials by mail or if you receive a paper copy of the proxy card, vote by completing, signing, dating and mailing the proxy card in the envelope provided. If you vote by phone or Internet, please do not mail your proxy card.

If you are a street-name shareholder (meaning that your shares are registered in the name of your bank or broker), you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Whichever method you use, the proxies identified on the proxy will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

Q:	Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

Q:	Can I revoke or change my vote?

A:	You can revoke your proxy at any time before it is voted by:

• Submitting a new proxy with a more recent date than that of the first proxy given by (1) following the telephone voting instructions or (2) following the Internet voting instructions or (3) completing, signing, dating and returning a new proxy card to the Company;

• Giving written notice before the meeting to the Secretary of the Company, stating that you are revoking your proxy; or

• Attending the meeting and voting your shares in person.

Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it — that is, by telephone, Internet or mail.

Q:	Who will count the votes?

A:	Wells Fargo Bank, N.A., the independent proxy tabulator used by the Company, will count the votes. A representative of Wells Fargo Bank, N.A. and Mark McCormick, the corporate controller of the Company, will act as inspectors of election for the meeting.

Q:	Is my vote confidential?

A:	All proxies and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:

• To allow Wells Fargo Bank, N.A. to tabulate the vote;

• To allow Mark McCormick, the corporate controller of the Company, and a representative of Wells Fargo Bank, N.A. to certify the results of the vote; and

• To meet applicable legal requirements.

Q:	What shares are included on my proxy?

A:	Your proxy will represent all shares registered to your account in the same social security number and address, including any full and fractional shares you own under the Polaris 2007 Omnibus Incentive Plan, the Polaris Restricted Stock Plan, the Polaris Employee Stock Ownership Plan, the Polaris Employee Stock Purchase Plan and the Polaris 401(k) Retirement Savings Plan.

Q:	What happens if I don’t vote shares that I own?

A:	For shares registered in your name. If you do not vote shares that are registered in your name by voting in person at the Annual Meeting or by proxy through the Internet, telephone or mail as described on the Notice, the Internet voting site or, if you requested printed proxy materials or receive a paper copy of the proxy card, by following the instructions therein, your shares will not be counted in determining the presence of a quorum or in determining the outcome of the vote on the proposals presented at the Annual Meeting.

For shares held in street name. If you hold shares through a broker, you will receive voting instructions from your broker. If you do not submit voting instructions to your broker and your broker does not have discretion to vote your shares on a particular matter, then your shares will not be counted in determining the outcome of the vote on that matter at the Annual Meeting. See effect of “broker non-votes” as described above. Your broker will not have discretion to vote your shares for the election of directors without voting instructions from you; accordingly, it is important that you provide voting instructions to your broker on this matter.

For shares held in certain employee plans. If you hold shares in the Employee Stock Ownership Plan or the 401(k) Retirement Savings Plan and you do not submit your voting instructions by proxy through the mail, telephone or Internet as described on the proxy card, those shares will be voted in the manner described in the following two questions.

Q:	How are Polaris common shares in the Polaris Employee Stock Ownership Plan voted?

A:	If you hold shares of Polaris common stock through the Polaris Employee Stock Ownership Plan, your proxy card will instruct the trustee of the plan how to vote the shares allocated to your plan account. If you do not return your proxy card (or you submit it with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account as directed by the committee that administers the plan. Votes under the Polaris Employee Stock Ownership Plan receive the same confidentiality as all other votes.

Q:	How are Polaris common shares in the Polaris 401(k) Retirement Savings Plan voted?

A:	If you hold shares of Polaris common stock through the Polaris 401(k) Retirement Savings Plan, your proxy card will instruct the trustee of the plan how to vote the shares allocated to your plan account. If you do not return your proxy card (or you submit it with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way the other 401(k) Retirement Savings Plan participants vote their shares. Votes under the Polaris 401(k) Retirement Savings Plan receive the same confidentiality as all other votes.

Q:	What does it mean if I get more than one Notice or proxy card?

A:	Your shares are probably registered in more than one account. You should provide voting instructions for all Notices and proxy cards you receive.

Q:	How many votes can I cast?

A:	You are entitled to one vote per share on all matters presented at the meeting.

Q:	When are shareholder proposals due for the 2011 Annual Meeting of the Shareholders?

A:	If you want your proposal to be considered for inclusion in next year’s proxy statement, you must submit the proposal in writing to the Secretary, Polaris Industries Inc., 2100 Highway 55, Medina, Minnesota, 55340, so it is received by November 10, 2010.

Q:	How is this proxy solicitation being conducted?

A:	Polaris hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and the solicitation of votes for a fee of $15,000, plus out-of-pocket expenses. Polaris will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. In addition, some employees of the Company and its subsidiaries may solicit proxies. D.F. King & Co., Inc. and employees of the Company may solicit proxies in person, by telephone and by mail. No employee of the Company will receive special compensation for these services, which the employees will perform as part of their regular duties.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of February 16, 2010 by each person known to the Company who then beneficially owned more than 5% of the outstanding shares of common stock, each director of the Company, each nominee for director, each Named Executive Officer named in the Summary Compensation Table on page 30 and all current executive officers and directors as a group. As of February 16, 2010, there were 32,870,589 shares of common stock outstanding. Except as otherwise indicated, the named beneficial owner has sole voting and investment powers with respect to the shares held by such beneficial owner. The table also includes information with respect to common stock equivalents credited as of February 16, 2010 to the accounts of each director under the Company’s Deferred Compensation Plan for Directors that is described in this Proxy Statement under the heading “Corporate Governance — Director Compensation.”

	Shares
	Beneficially	Percent	Common Stock	Deferred Stock
Name and Address of Beneficial Owner	Owned	of Class	Equivalents(14)	Units(15)

BlackRock, Inc.(1)	2,420,541	7.4%
Fuji Heavy Industries, Inc.(2)	1,980,000	6.0%
Fidelity Management & Research(3)	1,773,414	5.4%
LSV Asset Management(4)	1,702,448	5.2%
The Vanguard Group, Inc.(5)	1,677,201	5.1%
Scott W. Wine(6)	57,000	*
Chief Executive Officer and Director
Michael W. Malone(7)(8)	168,978	*
Vice President — Finance and Chief Financial Officer
Bennett J. Morgan(6)(7)(9)	245,168	*
President and Chief Operating Officer
Wesley W. Barker(6)	10,000	*
Vice President — Operations
Michael P. Jonikas(6)(7)	64,681	*
Vice President — On Road and Sales and Marketing
Andris A. Baltins(10)	41,150	*	31,111	5,030
Director
Robert L. Caulk(10)	8,000	*	6,280	5,030
Director
Annette K. Clayton(10)	12,000	*	10,462	5,030
Director
Bernd F. Kessler		*	253
Director
John R. Menard, Jr.(10)	16,000	*	12,333	5,030
Director
Gregory R. Palen(10)(11)	33,427	*	47,858	5,030
Non-executive Chairman of the Board of Directors
R. M. (Mark) Schreck(10)	19,890	*	16,079	5,030
Director
William Grant Van Dyke(12)	1,000	*	7,651	5,030
Director
John P. Wiehoff		*	5,014	3,673
Director
All directors and current executive officers as a group (23 persons)(6)-(13)	1,078,868	3.2%	137,041	38,883

*	Indicates ownership of less than 1%.

(1)	The address for BlackRock, Inc. and its affiliates (collectively, “BlackRock”) is 40 East 52nd Street, New York, NY 10022. BlackRock, an investment advisor, has sole voting and dispositive power with respect to 2,420,541 shares. This information was reported on the Schedule 13G dated January 20, 2010 filed by BlackRock with the SEC.

(2)	The address for Fuji Heavy Industries, Inc. (“Fuji”) is 4-410 Asahi Kitamoto, Saitama, Japan. Fuji, a long time engine supplier to Polaris, has sole voting and dispositive power with respect to 1,980,000 shares. This information was reported to Polaris in a direct communication with Fuji. The Company understands that Fuji has held the shares of Polaris since at least 1994 as a passive investment.

(3)	The address for Fidelity Management & Research LLC and its subsidiaries (collectively, “FMR”) is 82 Devonshire Street, Boston, MA 02109. FMR, an investment advisor, has sole voting power and dispositive power with respect to 1,773,414 shares. This information was reported on the Schedule 13G dated February 12, 2010 filed by FMR with the SEC.

(4)	The address for LSV Asset Management (collectively, “LSV”) is 1 N. Wacker Drive, Suite 4000, Chicago, Illinois, 60606. LSV, an investment advisor, has sole voting power and dispositive power with respect to 1,702,448 shares. This information was reported on the Schedule 13G dated February 10, 2010 filed by LSV with the SEC.

(5)	The address for The Vanguard Group, Inc. and its affiliates (“Vanguard”) is 100 Vanguard Boulevard, Malvern, PA 19355. Vanguard, an investment advisor, has sole voting power with respect to 39,979 shares and sole dispositive power with respect to 1,637,222 shares. This information was reported on the Schedule 13G dated January 29, 2010 filed by Vanguard with the SEC.

(6)	Includes 50,000, 25,000, 10,000 and 5,000 restricted shares of common stock awarded to Messrs. Wine, Morgan, Barker and Jonikas, respectively, and111,000 aggregate restricted shares of common stock awarded to all directors and current executive officers as a group under the Polaris Industries Inc. 2007 Omnibus Incentive Plan. All of the 111,000 restricted shares become freely tradeable only upon the Company achieving certain financial targets provided that the holder continues to be an employee of the Company.

(7)	Includes 86,494, 157,800 and 51,100 shares subject to stock options that were granted to Messrs. Malone, Morgan and Jonikas, respectively, and 636,144 aggregate shares subject to stock options that were granted to all directors and executive officers as a group under the Polaris Industries Inc. 1995 Stock Option Plan and the Polaris 2007 Omnibus Incentive Plan which are or will become vested and exercisable on or before May 9, 2010.

(8)	Includes 28,000 shares which are held in a revocable trust in the name of Mr. Malone’s spouse.

(9)	Includes 345 shares held by Mr. Morgan’s son, as to which beneficial ownership is disclaimed.

(10)	Includes 8,000 shares for Mr. Caulk, 12,000 shares for Ms. Clayton, and 16,000 shares for Messrs. Baltins, Menard, Palen and Schreck, subject to annual stock option grants under the Polaris Industries Inc. 2003 Non-Employee Director Stock Option Plan, which are vested and exercisable. This plan was frozen in April 2007 and no additional grants will be made under this plan.

(11)	Includes 27 shares held by Mr. Palen’s daughter, as to which beneficial ownership is disclaimed.

(12)	Includes 1,000 shares which are held in a revocable trust, over which Mr. Van Dyke, as trustee, has sole voting and dispositive power.

(13)	Includes 5,215 shares held by Mr. Mark Blackwell, Vice President — Motorcycles, which are pledged as collateral for a loan.

(14)	Represents the number of common stock equivalents credited as of February 16, 2010 to the accounts of each non-employee director, as maintained by the Company under the Polaris Industries Inc. Deferred Compensation Plan for Directors. A director will receive one share of common stock for every common stock equivalent held by that director upon his or her termination of service as a member of the Board of Directors. The plan is described in this Proxy Statement in the narrative section following the Director Compensation Table.

(15)	Represents the number of deferred stock units awarded in May 2007, May 2008 and April 2009 to each of the non-employee directors under the Polaris Industries Inc. 2007 Omnibus Incentive Plan and the accompanying dividend equivalent units. A director will receive one share of common stock for every deferred stock unit upon his or her termination of service as a director of the Company or upon a change in control of the Company. The grant of deferred stock units is described in this Proxy Statement in the narrative section following the Director Compensation Table.

CORPORATE GOVERNANCE

Board Leadership Structure

Since 2002, when Mr. Palen was elected Chairman, Polaris has separated the roles of Chairman of the Board and Chief Executive Officer (the “CEO”) of the Company. Although the separation of roles has been appropriate for Polaris during that time period, in the view of the Board, the advisability of the separation of these roles depends upon the specific circumstances and dynamics of the Company’s leadership. Separation of the two offices is not mandated by the Company’s Corporate Governance Guidelines.

As non-executive Chairman of the Board, Mr. Palen serves as the primary liaison between the CEO and the independent directors and provides strategic input and counseling to the CEO. With input from other members of the Board, committee chairs and management, he develops the agenda for Board meetings, sets meeting schedules of the Board and presides over meetings of the Board and executive sessions of the independent directors. Mr. Palen directs the Board and CEO evaluation processes. As a Board member for over 15 years, Mr. Palen has developed an extensive knowledge of the Company, its challenges and opportunities and has a productive working relationship with the Company’s senior management team.

The Board, as a unified body and through committee participation, organizes the execution of its monitoring and oversight roles and does not expect its Chairman to organize those functions. Polaris’ primary rationale for separating the positions of Board Chairman and the CEO is the recognition of the time commitments and activities required to function effectively as Chairman and as the CEO of a company with a relatively flat management structure. The separation of roles has also permitted the Board to recruit senior executives into the CEO position with skills and experience that meet the Board’s planning for the position who may not have extensive public company board experience.

Risk Oversight

Our Audit Committee is primarily responsible for reviewing and discussing with management on a regular basis the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including management’s guidelines and policies with respect to risk assessment and risk management. In some instances, when the Board deems it appropriate, responsibility of oversight of a specific risk is assigned to another of the Board’s committees.

The Company engages in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by various functional management groups during the year. Executive management reviews the risk assessments and presents these assessments to the Audit Committee at least twice per year to ensure completeness of the process, appropriate oversight and review of the risks and risk assessments. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. While Company management is responsible for day-to-day risk management identification and mitigation, the Board, directly and through its committees, oversees the execution of such process. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Board Diversity

In consultation with other members of Board, the Corporate Governance and Nominating Committee is responsible for identifying individuals who it considers qualified to become Board members. In considering whether to recommend an individual for election to the Board, the Corporate Governance and Nominating Committee considers, as required by its charter, the Board’s overall balance of diversity of perspectives, backgrounds and experiences. The Corporate Governance and Nominating Committee views diversity expansively and considers among other things, functional areas of experience, educational background, employment experience and leadership performance as well as those intangible factors that it deems appropriate to develop a heterogeneous and cohesive Board such as integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate’s relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties, and likelihood that he or she will be willing and able to serve on the Board for a sustained period.

Polaris’ Board of Directors and each of its committees engage in an annual self evaluation process. As part of that process, directors, including the CEO, provide feedback on, among other things, whether the Board is meeting its diversity objectives and how the composition of the Board should be changed or supplemented in order to enhance its value to the Company and shareholders.

Corporate Governance Guidelines and Independence

Our Board of Directors has adopted Corporate Governance Guidelines, which may be viewed online on our website at www.polarisindustries.com. Under our Corporate Governance Guidelines, which adopt the current standards for “independence” established by the New York Stock Exchange (“NYSE”), a majority of the members of the Board of Directors must be independent as determined by the Board of Directors. In making its determination of independence, among other things, the Board of Directors must have determined that the director has no material relationship with Polaris either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Polaris. The Board of Directors has determined that Ms. Clayton and Messrs. Caulk, Kessler, Menard, Palen, Schreck, Van Dyke and Wiehoff are independent. The Board of Directors determined that Mr. Baltins is independent for all purposes other than service on the Company’s Audit Committee because he is a member of one of the law firms that provides legal services to the Company. Mr. Wine, our CEO, is not considered to be independent by the Board of Directors. Mr. Tiller, formerly our Senior Program Advisor and, prior to that, our CEO, was not considered to be independent during his term of service as a director. In January 2010, the Company engaged C. H. Robinson to conduct an analytical study of its distribution centers and the dollar amount involved in this transaction is significantly below $120,000. A member of our Board of Directors, Mr. John Wiehoff is the CEO of C. H. Robinson. The transaction was entered into on competitive terms and is maintained on an arm’s length basis. The Board determined that neither the nature of the transaction nor the amount paid in connection with this transaction is at a level that would compromise Mr. Wiehoff’s independence. Accordingly, a majority of our Board of Directors is considered to be independent. Additionally, all current members of our Audit, Compensation and Corporate Governance and Nominating Committees are considered to be independent.

We have also adopted a Code of Business Conduct and Ethics applicable to all employees, including our CEO, our Chief Financial Officer and all other senior executives, and the directors. A copy of the Polaris Code of Business Conduct and Ethics is available on our website at www.polarisindustries.com.

Communications with the Board

Under our Corporate Governance Guidelines, a process has been established by which shareholders and other interested parties may communicate with members of the Board of Directors. Any shareholder or other interested party who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Polaris Industries Inc., 2100 Highway 55, Medina, Minnesota, 55340.

All communications received in accordance with these procedures will be reviewed initially by the office of our Corporate Secretary to determine that the communication is a message to one or more of our directors and will be relayed to the appropriate director or directors unless the Corporate Secretary determines that the communication is an advertisement or other promotional material. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.

Board Meetings

During 2009, the full Board of Directors met four times in person. Each of the in-person meetings was preceded and/or followed by an executive session of the Board of Directors without management in attendance, chaired by Mr. Palen. Each of our directors attended 75% percent or more of the meetings of the Board of Directors and any committee on which they served in 2009. The Board also acted through four written actions in 2009. The

Company does not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings; however, Board members are expected to regularly attend all Board meetings and meetings of the committees on which they serve as well as the annual shareholder meetings. All members of the Board of Directors attended our 2009 Annual Meeting, except for Mr. Kessler, who was appointed to the Board effective January 21, 2010.

Committees of the Board and Meetings

The Board of Directors has designated four standing committees. The Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Technology Committee each operates under a written charter which is available on our website at http://www.polarisindustries.com. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal 2009, are described below.

Audit Committee

Members:	Annette K. Clayton Bernd F. Kessler Gregory R. Palen William Grant Van Dyke, Chair John P. Wiehoff
All members of the Audit Committee have been determined to be “independent” and “financially literate” by the Board of Directors in accordance with our Corporate Governance Guidelines, SEC rules and the applicable listing requirements of the NYSE. Additionally, Messrs. Van Dyke, Wiehoff and Kessler have each been determined by the Board of Directors to be an “Audit Committee Financial Expert” as that term has been defined by the SEC. None of the members of the Audit Committee currently serve on the audit committees of more than three public companies.
Functions:	The Audit Committee assists the Board of Directors in fulfilling its fiduciary responsibilities by overseeing the Company’s financial reporting and public disclosure activities. The Audit Committee’s primary purposes and responsibilities are to:

•   assist the Board of Directors in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, (d) the responsibilities, performance, budget and staffing of the Company’s internal audit function and (e) the performance of the Company’s independent registered public accounting firm;

• prepare the Audit Committee Report that appears later in this Proxy Statement;
• serve as an independent and objective party to oversee the Company’s financial reporting process and internal control system; and
• provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal auditors and the Board of Directors.

The Audit Committee, in its capacity as a committee of the Board of Directors, is directly responsible for the appointment, compensation, and oversight of the work of any independent registered public accounting firm employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent registered public accounting firm reports directly to the Audit Committee. This committee met nine times during 2009.

Compensation Committee

Members:	Andris A. Baltins Robert L. Caulk, Chair William Grant Van Dyke
All members of the Compensation Committee have been determined to be “independent” by the Board of Directors in accordance with our Corporate Governance Guidelines and the applicable listing requirements of the NYSE.

Functions:	The Compensation Committee’s duties and responsibilities include, among other things, the responsibility to:
• Assist the Board of Directors in establishing a philosophy and policies regarding executive and director compensation;
• Provide oversight to the administration of the Company’s director and executive compensation programs;
• Administer the Company’s stock option, restricted stock and other equity-based and cash incentive plans;
• Review and approve the compensation of directors, executive officers and senior management;

•   Review and discuss the Compensation Discussion and Analysis that appears later in this Proxy Statement and prepare any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including the Compensation Committee Report that appears later in this Proxy Statement; and

•   Review the process for managing executive development and succession, assist the Board in management development and succession planning and review with the CEO the confidential written procedure for the timely and efficient transfer of his or her responsibilities in the event of his or her sudden incapacitation or departure.

The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain independent counsel and other independent experts or consultants. The committee has the sole authority to select, retain and terminate a compensation consultant and to approve the consultant’s fees and other retention terms. The committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 of the Securities Exchange Act, as in effect from time to time, and/or (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.
The Compensation Committee retained The Delves Group (“Delves”) to act as its compensation consultant beginning in May 2009. Prior to May 2009, the Company used Hewitt Associates, Inc. as its compensation consultant. The compensation consultant is used in an advisory role for various technical, analytical, and plan design issues related to compensation and benefit programs. The consultant does not recommend or determine compensation, which role is reserved to the Compensation Committee. The Compensation Committee provides the material elements of the instructions to the consultant with respect to the performance of its duties under the engagement. The Compensation Committee instructs the consultant to collect market information on a variety of executive pay and design issues, to assist in the design and review of various programs affecting the compensation of executives and other employees, to consult on various technical issues related to compensation and benefits, and from time to time to review and assist the Compensation Committee in the development of employment contracts with the Company’s CEO. The Compensation Committee expects that the consultant, when necessary, will work with management in its various efforts in order to fully understand the details of various compensation programs and the underlying business and human resource issues they are meant to address. The Company did not use Delves or Hewitt Associates, Inc. for any non-executive compensation consulting in 2009.
The Compensation Committee works with the CEO, the President and Chief Operating Officer and the Vice President -- Human Resources in determining the base salary and annual and long-term incentive targets and opportunities of Company executives. The committee also has the power to delegate the approval of grants of certain stock options and performance restricted share awards. The Compensation Committee has delegated to the CEO of the Company the approval of the issuance of a limited number of equity awards in connection with the employment of new non-executive employees and the promotion or outstanding achievements of current non-executive employees. The Compensation Committee met six times during 2009 and acted through nine written actions.

Corporate Governance and Nominating Committee

Members:	Andris A. Baltins, Chair John R. Menard, Jr. R. M. (Mark) Schreck John P. Wiehoff
All members of the Corporate Governance and Nominating Committee have been determined to be “independent” by the Board of Directors in accordance with our Corporate Governance Guidelines and the applicable listing requirements of the NYSE.
Functions:	The Corporate Governance and Nominating Committee provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies and processes of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the Company. The committee reviews and evaluates the policies and practices with respect to the size, composition and functioning of the Board, evaluates the qualifications of possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The committee will consider individuals recommended by shareholders for nomination as a director, applying the same standards, in accordance with the procedures described under “Submission of Shareholder Proposals and Nominations” that appears later in this Proxy Statement. The committee also is responsible for recommending to the Board of Directors any revisions to the Company’s Corporate Governance Guidelines. This committee met three times and acted through two written actions during 2009.

Technology Committee

Members:	Robert L. Caulk Annette K. Clayton Bernd F. Kessler John R. Menard, Jr. Gregory R. Palen R. M. (Mark) Schreck, Chair Scott W. Wine
Functions:	The Technology Committee provides oversight of the Company’s product plans, technology development and related business processes. The committee reviews (1) product and technology development plans to ensure the continuous flow of innovative, differentiated, leadership products in the markets currently served by the Company, (2) plans for growth through new products serving adjacent markets, (3) new technology development and plans for insertion of new technology into the long-range product plan, (4) major competitive moves and the Company’s response plan, (5) the adequacy of the processes, tools, facilities and technology leadership of the Company’s product and technology development, (6) the costs, benefits and risks associated with major product development programs and related facility investments, (7) plans to address changing regulatory requirements, (8) strategic sourcing plans for products and technology and (9) quality initiatives to ensure that the quality of Polaris products meets or exceeds customer expectations. This committee met two times during 2009.

Certain Relationships and Related Transactions

During 2009, the law firm of Kaplan, Strangis and Kaplan, P.A. (“KSK”) provided ongoing legal services to the Company and certain subsidiaries in connection with various matters. Andris A. Baltins, a member of the Board of Directors, is a member of that firm. Due to the nature of Mr. Baltins’ interest in KSK, disclosure of this relationship is not required under applicable SEC regulations. However, the relationship is periodically reviewed by the Corporate Governance and Nominating Committee and the Board of Directors. The level of fees paid by the Company to KSK for services rendered is not material to either the Company or to KSK and the Board of Directors concluded that the relationship did not constitute a material relationship that would impair Mr. Baltins’ independence.

Polaris’ written Related-Person Transactions Policy, which is applicable to all directors, nominees for directors, executive officers and five-percent shareholders of the Company and their respective immediate family members, prohibits “related-person transactions” unless approved or ratified by the Corporate Governance and Nominating Committee.

Matters considered to be a related-person transaction subject to the policy include any transaction in which Polaris is directly or indirectly a participant and the amount involved exceeds or reasonably can be expected to exceed $120,000, and in which a director, nominee for director, executive officer or five-percent shareholder or any of their respective family members has or will have a direct or indirect material interest,.

Any potential related-person transaction that is raised will be analyzed by the General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction or relationship constitutes a related-person transaction requiring compliance with the policy. The potential related-person transaction and the General Counsel’s conclusion and the analysis thereof is also to be reported to the chair of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee shall review the material facts of all related-person transactions that require the Committee’s approval and either approve or disapprove of the related person transaction. If advance Committee approval of a related-person transaction is not feasible, then the related-person transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. Any related-person transaction that is not approved or ratified, as the case may be, shall be voided, terminated or amended, or such other actions shall be taken, in each case as determined by the Committee, so as to avoid or otherwise address any resulting conflict of interest.

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are considered independent under our Corporate Governance Guidelines. During fiscal year 2009, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes of ownership of the Company’s common stock with the SEC. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely upon a review of the reports filed by the executive officers and directors during 2009 and written representations that no other reports were required, the Company believes that, during the year ended December 31, 2009, all filing requirements applicable to its directors, executive officers and 10% beneficial owners, if any, were complied with, except that the Company failed to timely file (1) a Form 4 for John B. Corness, Vice President — Human Resources, with respect to the sale of 6,794 shares on August 7, 2009 and (2) a Form 4 for Robert L. Caulk with respect to the sale of 200 shares on October 26, 2009.

PROPOSAL 1 — ELECTION OF DIRECTORS

General Information

The Board of Directors of the Company is divided into three classes. The members of one class are elected at each annual meeting of shareholders to serve three-year terms. The Class I directors currently serving on the Board, whose terms expire at the 2010 Annual Meeting, are Messrs. Andris A. Baltins, Robert L. Caulk, Bernd F. Kessler and Scott W. Wine. Mr. Baltins will serve until the 2010 Annual Meeting but will not stand for reelection. Accordingly, immediately prior to the 2010 Annual Meeting, the Board will reduce the authorized number of directors from ten to nine. We wish to thank Mr. Baltins for his many years of dedicated service to our Board.

Upon the recommendation of the Corporate Governance and Nominating Committee of the Board, the Board of Directors proposes that the following nominees, all of whom are currently serving as Class I directors, be elected as Class I directors for three-year terms expiring in 2013:

Robert L. Caulk
Bernd F. Kessler
Scott W. Wine

The persons named in the proxy intend to vote your proxy for the election of each of the three nominees, unless you indicate on the proxy that your vote should be withheld from any or all of the nominees. If you are voting by telephone or on the Internet, you will be told how to withhold your vote from some or all of the nominees. Each nominee elected as a director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

After the election of three Class I directors at the Annual Meeting, the Board will consist of nine directors, including six continuing directors whose present terms extend beyond this Annual Meeting (Classes I, II and III will each consist of three directors). There are no family relationships between or among any executive officers or directors of the Company.

We expect each nominee standing for election as a Class I director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees designated by the Board, unless an instruction to the contrary is indicated on the proxy.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

Information Concerning Nominees and Directors

Our directors bring a broad range of leadership and experience to the boardroom and regularly contribute to the dialogue involved in effectively overseeing and guiding the business and affairs of the Company. Other than the CEO, all of the members of the Board are independent. Though the members of the Board have been selected to provide a wide range of viewpoints, the atmosphere of our Board is collegial. Preparation, engagement and participation are expected from our directors and in 2009 all of our directors attended 100% of Board meetings and meetings of committees on which they serve. We insist on high personal and professional ethics, integrity and values. All of our current directors and nominees satisfy such requirements. The Board has adopted Corporate Governance Guidelines which are observed by all directors. With a diverse mix of experience, backgrounds and skill sets, the Board believes it is well positioned to represent the best interests of the shareholders. The principal occupation, specific experience, qualifications, attributes or skills and certain other information about the nominees and other directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

Director Nominees — Class I (Term Ending 2013)

Robert L. Caulk	Director since 2004
Mr. Caulk, 58, is the Chairman of Bushnell Outdoor Products, a global manufacturer and marketer of sports optics and outdoor accessories. He was the Chairman and Chief Executive Officer of United Industries Corporation, a manufacturer and marketer of consumer products, from 2001 through 2005 and was its President and Chief Executive Officer from 1999 to 2001. He served as the President and Chief Executive Officer of Spectrum Brands, North America, following its acquisition of United Industries in 2005, until February 2006. Mr. Caulk also serves as a director on several corporate and non-profit boards, including Bushnell Outdoor Products, Menard, Inc., Sligh Furniture Company and the St. Louis Academy of Science. Mr. Caulk serves as the Chair of our Compensation Committee and also is a member of our Technology Committee. With his years of experience as Chief Executive Officer of growth-oriented consumer product companies, Mr. Caulk brings to the Board demonstrated leadership skills at senior levels, insights into the operational requirements of large companies, and significant experience in mergers and acquisitions.

Bernd F. Kessler	Director since 2010
Mr. Kessler, 51, was the Chief Executive Officer of SRTechnics AG from January 2008 through January 2010. SRTechnics is a privately-held aircraft, component and engine service provider with facilities located in Switzerland, Ireland, Great Britain, France, Spain, Malta and China. From September 2004 through October 2007, Mr. Kessler was the President and Chief Executive Officer of MTU Aero Engines AG, in Munich, Germany, an aero engine design, development, manufacturing and service company, where he was instrumental in preparing the company for a successful IPO at the Frankfurt Stock Exchange. Prior to September 2004, Mr. Kessler held management and executive positions for 20 years at Honeywell International and its preceding company AlliedSignal Corp. Among other roles he led Honeywell’s Aerospace aftermarket services business with 27 facilities around the world. Mr. Kessler is a member of our Audit Committee and our Technology Committee. Mr. Kessler is based in Europe and has extensive experience in international management and mergers and acquisitions. Through his employment at Honeywell International, Mr. Kessler obtained skills in talent and organization development, engineering and operations management and the ability to build strong and lasting customer relationships. He is recognized as an industry leader in the global aerospace and defense markets, which will be helpful as we strive to grow our military and international business. His experience in operations, service and global business are expected to be a key asset to Polaris as the Company increases its sales globally and strives to increase operational efficiency.

Scott W. Wine	Director since 2008
Mr. Wine, 42, has been the Chief Executive Officer of Polaris since September 1, 2008, and was appointed as a member of our Board of Directors on October 23, 2008. Prior to joining Polaris, Mr. Wine served as President of Fire Safety Americas, the Fire & Security Division of United Technologies Corporation since 2007, and, prior to that time, held senior leadership positions at Danaher Corp. from 2003 to 2007, serving as President of its Jacob Vehicle Systems and Veeder-Root subsidiaries and Vice President and General Manager, Manufacturing Programs in Europe. From 1996 to 2003, Mr. Wine held a number of operations and executive positions, both international and domestic, with Allied Signal Corp.’s Aerospace Division, which became Honeywell International after a 1999 merger with Honeywell, Inc. Mr. Wine is a member of our Technology Committee. As a proven leader with considerable experience across a variety of industries and three outstanding international companies, Mr. Wine has a track record of producing outstanding results. Mr. Wine also brings to the Board extensive expertise in mergers and acquisitions in the U.S., Europe and Asia. Mr. Wine’s knowledge of all aspects of the Company’s business as its CEO, combined with his drive for innovation and excellence, position him well to serve as a Board member. Mr. Wine plays a key role in facilitating the communication and the flow of information between management and the directors on a regular basis.

Directors Continuing in Office — Class III (Term Ending 2011)

John R. Menard, Jr.	Director since 2001
Mr. Menard, 70, has been the President and a director of Menard, Inc., a building materials and home improvement retailing business, since February 1960. Mr. Menard serves as a member of our Corporate Governance and Nominating Committee and our Technology Committee. Mr. Menard brings more than 40 years of experience in marketing and retail sales to the Board. He is a successful entrepreneur, with extensive experience in business expansion. With his direct experience in addressing complex issues facing growing companies today and his understanding of what makes business work effectively and efficiently, Mr. Menard provides valuable insight to our Board.

R. M. (Mark) Schreck	Director since 2000
Mr. Schreck, 65, is a registered professional engineer and retired Vice President, Technology, General Electric Company. He is currently on the staff of the University of Louisville Speed School of Engineering, and consults through his business, RMS Engineering, LLC. Mr. Schreck also serves as a director of the Kentucky Science and Technology Corporation, a private, nonprofit organization. Mr. Schreck serves as the Chair of our Technology Committee and is also a member of our Corporate Governance and Nominating Committee. He has 35 years experience in engineering and product development as well as in large scale manufacturing processes. He also brings knowledge of the latest practices in technology and innovation to our boardroom. Mr. Schreck’s expertise in consumer durables design and manufacturing makes him a key contributor to our Board in the product area and as a member of the Technology Committee.

William Grant Van Dyke	Director since 2006
Mr. Van Dyke, 64, was the Chairman of the Board of Donaldson Company, Inc., a leading worldwide provider of filtration systems and replacement parts, from August 2004 until his retirement in 2005. He was Chairman, President and Chief Named Executive Officer of Donaldson Company from 1996 to August 2004 and held various financial and management positions with that company from 1980 to 1996. He served on the board of Black Hills Corp from 2005 to 2006. Mr. Van Dyke also serves as a director of Graco Inc. and Alliant Techsystems Inc. Mr. Van Dyke serves as the Chair of our Audit Committee and is also a member of our Compensation Committee. Mr. Van Dyke brings many years of board and management experience to the Board. He is also an Audit Committee financial expert and an effective leader of the Audit Committee. By previously serving as the CEO and CFO of Donaldson and serving on the Audit, Compensation and Corporate Governance Committees of other companies, Mr. Van Dyke gained valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of a large corporation as well as risk management, complex succession plans, and innovative cost effective compensation models.

Directors Continuing in Office — Class II (Term Ending 2012)

Gregory R. Palen	Director since 1994
Mr. Palen, 54, was elected to serve as the non-executive Chairman of our Board of Directors in May 2002. He has been Chairman of Spectro Alloys, an aluminum manufacturing company, since 1989 and Chairman of Botanic Oil Innovations, a pharmaceutical and food supplement company, since 2006. He is a director of Valspar Corporation, a painting and coating manufacturing company. Mr. Palen also serves as a director of various private and non-profit organizations. Mr. Palen is a member of our Audit Committee and our Technology Committee. As a successful entrepreneur with extensive experience as a board member on numerous public and private companies, Mr. Palen has a comprehensive understanding of the role of an effective board of directors. With more than 15 years of experience on the Board, Mr. Palen is well positioned to serve as the Chairman of the Board.

Annette K. Clayton	Director since 2003
Ms. Clayton, 46, has been the Vice President, Global Supply Chain for Dell Corporation since May 2008. From February 2006 to May 2008, she was the Vice President, Dell Americas Operations. From June 2005 until February 2006, Ms. Clayton served as Vice President, General Motors North American Quality and a member of the GM North American Strategy Board. Prior to that assignment she was the President and a director of Saturn Corporation, a subsidiary of General Motors Corporation, since April 2001. She was the Executive Director of Global Manufacturing Systems -- Quality of General Motors Corporation from April 2000 to April 2001. From 1983 to 2000, Ms. Clayton held a number of production, engineering and management positions at General Motors’ assembly plants in Moraine, Ohio; Fort Wayne, Indiana; and Oshawa, Ontario. She serves on the Massachusetts Institute of Technology (MIT) Leaders for Global Operations governing board and is a member of the External Advisory Board for the College of Engineering and Computer Science at Wright State University. Ms. Clayton is a member of our Audit Committee and our Technology Committee. As President of Saturn Corporation, Ms. Clayton gained experience leading a large corporation which included overseeing financial and accounting matters as well as profit and loss responsibility. With many years of experience running large scale supply chain manufacturing companies with global presence, Ms. Clayton brings to the Board expertise in supply chain and consumer durable areas. She also has experience in engineering, production and manufacturing.

John P. Wiehoff	Director since 2007
Mr. Wiehoff, 48, has been Chairman and Chief Executive Officer of C. H. Robinson Worldwide (“C. H. Robinson”) since 2007 and Chief Executive Officer of that company since May 2002, following a three-year succession process during which he was named President in December 1999. He has been a director of C.H. Robinson since December 2001. He was Vice President and Chief Financial Officer from June 1998 to December 1999. Previous positions with C.H. Robinson include Treasurer and Corporate Controller. Prior to joining C.H. Robinson in 1992, he was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Donaldson Company, Inc. Mr. Wiehoff is a member of our Audit Committee and our Corporate Governance and Nominating Committee. Mr. Wiehoff is an experienced financial leader with skills necessary to serve on our Audit Committee. His previous position as Chief Financial Officer of C. H. Robinson and employment at Arthur Andersen make him a valuable asset, both on our Board of Directors and of our Audit Committee, and his exposure to complex financial issues at such large corporations makes him a skilled advisor. Further, his expertise as a CEO and expertise in logistics adds significant value to the Board.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis describes the Company’s compensation objectives and policies and the compensation awarded to the following executive officers (the “Named Executive Officers”) during 2009:

•	Scott W. Wine, Chief Executive Officer

•	Michael W. Malone, Vice President — Finance and Chief Financial Officer

•	Bennett J. Morgan, President and Chief Operating Officer

•	Wesley W. Barker, Vice President — Operations

•	Michael P. Jonikas, Vice President — On Road and Sales and Marketing

Executive Summary

Objectives of Polaris’ Compensation Program

Our executive compensation philosophy aligns executive compensation decisions with our desired business direction, strategy and performance. The primary objectives and priorities of the compensation program for Polaris’ Named Executive Officers are the following:

•	Pay for Performance: Emphasize variable compensation that is tied to Polaris’ performance in an effort to generate and reward superior individual performance;

•	Shareholder Alignment: Link executives’ incentive goals with the interests of Polaris’ shareholders and establish specific stock ownership guidelines for employees in key management positions throughout the Company;

•	Long-Term Success: Support and reward executives for consistent performance over time and achievement of the Company’s long-term strategic goals; and

•	Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

To achieve these objectives, we have designed an executive compensation program that emphasizes performance-based incentives, with the percentage of total compensation opportunities made available in performance-based compensation increasing with the level of authority of the Named Executive Officer.

Our purpose in providing each element of compensation, the criteria used in establishing the amount thereof and the objectives achieved in awarding the same are detailed below:

Criteria and Competitive
Component/Description	Purpose	Position	Objectives Achieved

1. Annual Compensation
Base Salary	Provide annual cash compensation based on an executive’s role, scope of responsibility, and level of experience.
We target the base salary of our Named Executive Officers at the median of the market, as determined based on survey data (See “Factors Considered in Determining Compensation”).

Base salary varies based on the individual Named Executive Officer’s performance and experience in his position.
Retention

Annual Cash Incentives paid under the Senior Executive Annual Incentive Compensation Plan (“Senior Executive Plan”)
Provide Named Executive Officers with incentives to achieve specific Company performance objectives on an annual basis.

Align performance objectives with the Company’s internal operating plan for the year.

Link executives incentive goals with the interests of Polaris’ shareholders.

Target incentive opportunity is expressed as a percentage of the Named Executive Officer’s base salary.

The Compensation Committee determines target incentive opportunities based on the position held by each Named Executive Officer and the expected level of contribution by him to the achievement of desired business objectives.

The Company sets aggressive targets designed to provide Named Executive Officers with total annual compensation opportunities above the median market levels over time for exceptional performance as determined based on survey data (See “Factors Considered in Determining Compensation”).

Actual incentive awards will vary based on a Named Executive Officer’s individual performance and actual Company performance.
Pay for Performance and Shareholder Alignment

Criteria and Competitive
Component/Description	Purpose	Position	Objectives Achieved

2. Long-Term Compensation

Consists of one or more of the following:

Cash Incentive Awards under the Polaris Industries Long-Term Incentive Plan (“LTIP”)

Performance-Based Stock Awards under the Polaris Industries Inc. 2007 Omnibus Incentive Plan (“Omnibus Plan”)

Stock Option Grants under the Omnibus Plan
Provide Named Executive Officers with incentives to achieve the Company’s long-term business objectives. Link executives incentive goals with the interests of Polaris’ shareholders.
Target grant levels based on the position held by each Named Executive Officer and the expected level of contribution by him to the achievement of desired business objectives.

The Company sets aggressive targets designed to provide Named Executive Officers with total compensation opportunities above the median market levels over time for exceptional performance as determined based on survey data (See “Factors Considered in Determining Compensation”).

The actual value of cash incentive awards under the LTIP and performance-based stock awards will vary based on actual Company financial performance and stock performance.

The actual value of Stock Options will vary based on actual stock performance.
Pay for Performance, Shareholder Alignment, Long-Term Success and Retention

3. Benefits and Perquisites	Attract and retain Named Executive Officers critical to our long-term success and competitiveness.	The Company targets benefits and perquisites to be comparable to those available to similarly situated executives at peer companies (See “Factors Considered in Determining Compensation”).	Retention

4. Severance agreements	Attract and retain Named Executive Officers critical to our long-term success and competitiveness.	The Company targets severance arrangements to be comparable to those given to similarly situated executives at peer companies (See “Factors Considered in Determining Compensation”).	Retention

Factors Considered in Determining Compensation

The Compensation Committee annually reviews competitive executive compensation levels based upon a report compiled by its independent compensation consultant, The Delves Group, (“Delves”), that includes comparative compensation data from a survey of a group of companies that are primarily engaged in the manufacturing industry and have annual sales ranging from $0.4 billion to $6.0 billion. Companies in the peer group are selected based on size, complexity and business model relative to Polaris. We believe that these criteria are effective in identifying a survey group of companies comparable to Polaris, which is a manufacturing entity that had annual sales of $1.6 billion and $1.9 billion for the years ended December 31, 2009 and December 31, 2008, respectively. All of the companies surveyed to establish the 2010 compensation opportunities of the Named Executive Officers are listed below:

Harley-Davidson, Inc.	Briggs and Straton
Jarden Corporation	The Toro Company
Brunswick Corporation	Olin Corporation
The Stanley Works	IDEX Corporation
Snap-On, Inc.	Callaway Golf Company
Thor Industries, Inc.	Winnebago
Cabelas, Inc.	Arctic Cat, Inc.
Regal-Beloit Corporation	Johnson Outdoors

Utilizing the survey group information, the Compensation Committee conducts its own review of the various components of Polaris’ executive compensation program and, with the assistance of the CEO, the President and Chief Operating Officer and the Vice President — Human Resources, determines the base salary and annual and long-term incentive targets and opportunities of the Named Executive Officers as a group and individually. In doing so, the Compensation Committee conducts an evaluation of the compensation opportunities and individual performance of each Named Executive Officer. Each executive’s skills, experience, time in position, achievements and level of contribution towards desired business objectives is reviewed. The Compensation Committee uses this information to determine the amount and mix of compensation opportunities and the actual compensation for the Company’s Named Executive Officers is based upon these assessments.

Executive Compensation Program Components

Annual Compensation

Base Salary.  We target the base pay of our Named Executive Officers at approximately the 50th percentile of the survey group of companies identified above in order to remain competitive with compensation levels of executives at comparable companies. Polaris believes that targeting base pay at a competitive level helps to meet our compensation program objective of attracting and retaining high quality executives. Each Named Executive Officer’s salary varies from the 50th percentile target based on the Compensation Committee’s assessment of the level of his responsibility, experience, time in position, internal equity considerations and individual performance. Named Executive Officer base salaries are reviewed by the Compensation Committee on an annual basis and specific salary adjustments take into account these factors and the current market for management talent. A Named Executive Officer’s base salary will also generally be reviewed at the time of a promotion or other change in responsibilities.

For a Named Executive Officer who is new in his or her position, the Compensation Committee’s philosophy is to establish compensation below the market, and to increase it to market level over the first several years, assuming that the performance warrants such increase. For example, when Mr. Wine became CEO in 2008, his base salary was well below the median of the survey group because he was new to the role as a public company CEO. The 2010 salary increase described below reflects a market adjustment as well as Mr. Wine’s strong individual performance and his substantial contribution to the Company’s overall performance in fiscal year 2009, especially given the very difficult external economic environment.

2009 Base Salaries

In January 2009, the Compensation Committee determined not to increase the base salaries of the Named Executive Officers in consideration of what it expected to be a very difficult industry cycle and a challenging macroeconomic climate during 2009. In addition, as a cost reduction measure, the Named Executive Officers, along with all other salaried employees in the Company, agreed to an approximately 1.9% reduction in base salary paid in 2009 in exchange for an additional week of vacation, which was restored effective January 1, 2010. In May 2009, Mr. Jonikas received a salary increase of 4% to bring his base salary to $290,000, in consideration of his assuming additional responsibilities in supervising the On Road division.

2010 Base Salaries

In January 2010, the Compensation Committee set the base salaries for 2010 for all of the Named Executive Officers, except for Mr. Wine. As Mr. Wine’s base salary was well below the median of the survey group, the Compensation Committee decided to postpone a determination regarding his base salary until March 2010 to allow for further discussion and review. The base salary of Mr. Morgan was increased by 6% to $425,000 to bring Mr. Morgan closer to the market median. In addition, Mr. Morgan’s increasing experience and individual performance also warranted such an increase. Mr. Malone was granted a 1% increase bringing his base salary to $380,000 to maintain his position in the market. Mr. Barker’s salary for 2010 will remain unchanged at $250,000, which is slightly under the market median, reflecting his limited tenure with the Company. Mr. Jonikas received a 2% increase to bring his base salary to $295,000 to maintain his position relative to the market median.

In March 2010, after further reviewing survey group practices and Mr. Wine’s strong individual performance in 2009, the Compensation Committee approved an 18% increase in Mr. Wine’s base salary to $680,000 effective April 1, 2010. Even with this increase, Mr. Wine’s base salary remains significantly lower than the market median for CEOs of the companies within the survey group. The Compensation Committee expects Mr. Wine’s base salary to get closer to market median during his tenure if his performance warrants such increases.

In each instance, the approved increase reflected the Compensation Committee’s assessment of:

•	the officer’s salary position relative to the market median,

•	his experience and length of service in his role,

•	his contribution to our overall 2009 performance, and

•	his potential to make future contributions to Polaris success.

Senior Executive Plan.  We award annual cash incentives under the Senior Executive Plan based on the achievement of performance criteria established for a specific year. Consistent with our compensation objectives to support a performance-oriented environment, annual incentives reward our executives for outstanding performance when certain objectives are achieved.

The Company’s CEO and other members of senior management selected by the Compensation Committee participate in the Senior Executive Plan in lieu of the Company’s broad based annual profit sharing plan. The Senior Executive Plan was designed and is administered so that the annual incentive compensation paid to participants would be tax deductible without regard to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code and the plan has been approved by the Company’s shareholders. In order to comply with Section 162(m), the Senior Executive Plan provides for maximum incentive compensation payment opportunities based on the Company’s performance relative to financial operating targets established early in the year by the Compensation Committee; however, the Compensation Committee may exercise its discretion to reduce or even eliminate the annual incentive awards that could be paid upon achievement of the targets. The Compensation Committee has regularly exercised its discretion to award less than the maximum amount that could be paid under the Senior Executive Plan.

In administering the plan, the Compensation Committee has established the following target annual incentive opportunities under the plan for each Named Executive Officer (expressed as a percentage of base salary):

Senior
Executive Plan
Award Target
Opportunity
(as a Percentage of
Named Executive Officer	Base Salary)

Scott W. Wine	100%
Michael W. Malone	80%
Bennett J. Morgan	100%
Wesley W. Barker	65%
Michael P. Jonikas	65%

These target annual incentive opportunities are based on the respective executive’s level of responsibility, consistent with comparable positions in the market when considering total cash compensation. These targets reflect the Compensation Committee’s view that the compensation opportunities of Messrs. Wine and Morgan, who have the greatest overall responsibility for Company performance, should be weighted more heavily towards performance based compensation.

During January of each year the Compensation Committee establishes a matrix for each Named Executive Officer of maximum annual incentive payouts, expressed as a percentage of base salary, across a range of levels of earnings from continuing operations per diluted share for the year. Historically, the Committee has believed that earnings from continuing operations per diluted share is the most effective and appropriate of the numerous business measurement criteria available under the Senior Executive Plan for a number of reasons, including, but not limited to: a) it is easily understood by the Named Executive Officers, shareholders and employees of the Company, b) it is a measurement that is communicated in the audited financial statements of the Company, and c) it is a measurement that is identical to the measurement used for purposes of determining the annual payments under the Company’s broad based annual profit sharing plan for all eligible non-executive employees of the Company. In determining the maximum payments at various levels of earnings from continued operations per diluted share, the Compensation Committee reviews the market for the products sold by the Company, the general economic environment and the Company’s internal operating plans for the upcoming year. The financial operating targets are heavily influenced by the Company’s internal operating plan for the year, which is not publicly disclosed. In order for the Named Executive Officers to qualify to receive an annual incentive award at least at the level of their target annual incentive opportunity, Polaris must achieve earnings from continuing operations per diluted share that exceeds the guidance provided to shareholders in January for such year. The Compensation Committee sets challenging targets in order to focus executives on delivering a high level of performance. From 2005 through 2008, the annual performance targets have required year over year growth of earnings from continuing operations per diluted share of between 10% and 16% in order for the Named Executive Officers to qualify for an award equal to their target annual incentive opportunities. Given the weak global economic environment and unprecedented uncertainty of the overall market conditions, the annual performance target for 2009 was set below the earnings from continuing operations per diluted share accomplished in 2008. During the period 2005-2009, the Company met or exceeded the required performance target in two out of five years and the Named Executive Officers received annual incentive payments at or above their target incentive opportunity those two years.

The amount of a Named Executive Officer’s actual incentive award payment for a performance period is based predominantly upon Polaris’ financial performance measured against pre-established performance metrics. However, the Compensation Committee also considers corporate performance against specific strategic priorities established for the year, corporate performance relative to competitors, business unit or departmental performance, individual achievement of pre-established objectives and contributions to strengthening Polaris’ business and recommendations from the CEO. Accordingly, awards under the Senior Executive Plan, which are paid prior to March 15th following the year during which performance is measured, fulfill Polaris’ compensation objectives of supporting the Company’s business plans and annual goals and generating and rewarding superior performance.

The following graph shows for fiscal years 2005 through 2009 the average annual incentive payments as a percent of target for the Named Executive Officers and percentage of internal operating plan achieved, which illustrates the correlation between achievement of the internal operating plan and the actual payouts received by the Named Executive Officers:

Senior Executive Plan Awards for 2009 — Awarded in March 2010

In January 2009, the Compensation Committee established award targets under the Senior Executive Plan for fiscal year 2009 (the “2009 Senior Executive Plan Awards”) that required the Company to achieve earnings from continuing operations per diluted share of $3.24 in order for the Named Executive Officers to qualify for an award equal to their target annual incentive opportunities. The Company actually achieved earnings from continuing operations per diluted share of $3.05 for 2009, a 13 percent decrease from 2008, which the Compensation Committee considers to be excellent performance in a difficult economic environment. The award targets and annual incentive awards are as follows:

	2009 Senior	2009 Senior	2009 Senior
	Executive Plan	Executive Plan	Executive Plan
	Award Target	Award	Award
	(as a Percentage of	(Paid in	(as a Percentage of
Named Executive Officer	Base Salary)	March 2010)	Base Salary)

Scott W. Wine	100%	$445,404	76%
Michael W. Malone	80%	259,904	68%
Bennett J. Morgan	100%	309,846	76%
Wesley W. Barker(1)	65%	95,000	52%
Michael P. Jonikas	65%	161,114	55%

(1)	Mr. Barker was hired on April 13, 2009. As part of his employment offer, Mr. Barker was guaranteed a minimum bonus of 32.5% of his full year base salary of $250,000.

As noted above, the Compensation Committee’s determination of the amount of the annual incentive awards to be paid for 2009 was based upon Polaris’ financial performance against pre-established performance metrics as well as the Compensation Committee’s subjective assessment of corporate performance against specific strategic priorities established for the year, business unit or departmental performance and individual achievement of pre-established objectives and contributions to strengthening Polaris’ business.

The 2009 Senior Executive Plan Awards paid to Named Executive Officers in March 2010 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation table appearing on page 33 of this Proxy Statement.

Senior Executive Plans Awards for 2010 — To Be Awarded in February 2011

In January 2010, the Compensation Committee established a performance and payout matrix for 2010 under the Senior Executive Plan (the “2010 Senior Executive Plan Awards”). After considering the market for the products sold by the Company, the general economic environment and the Company’s plans for the upcoming year in what is expected to be another challenging industry cycle and macroeconomic climate, the Compensation Committee set performance targets for achievement of earnings from continuing operations per diluted share for 2010 above the actual results achieved in 2009. The performance and payout matrix for the 2010 Senior Executive Plan Awards approved by the Compensation Committee establishes a range of payout percentages that requires the Company to achieve earnings from continuing operations per diluted share in excess of the upper-end of the guidance range provided to shareholders in January 2010 of $3.30 in order for the Named Executive Officers to qualify for an award equal to their target annual incentive opportunities. The matrix establishes a maximum payout at 140% of the target amount for each of the Named Executive Officers if the actual results are approximately 20% or more above the targeted earnings from continuing operations per diluted share growth for the fiscal year ending December 31, 2010 and a minimum payout of 25% of the target amount if actual results are no more than 20% below the target amounts. If actual 2010 earnings from continuing operations per diluted share are more than 20% below target, then the Named Executive Officers will not be eligible to receive annual incentive awards for 2010 performance. Accordingly, as in previous years, the Compensation Committee views these targets to be challenging and designed to generate and reward superior performance.

Long-Term Compensation

Long-term compensation awarded by the Company includes long-term cash-based incentive awards under the LTIP, stock options under the Omnibus Plan and performance-based stock awards under the Omnibus Plan. The Omnibus Plan, which was adopted in April 2007 and amended in April 2009, is used to grant equity and performance-based awards similar to those previously granted under the Polaris Industries Inc. 1995 Stock Option Plan (the “Stock Option Plan”), Polaris Industries Inc. Restricted Stock Plan (the “Restricted Stock Plan”), Polaris Industries Inc. 2003 Non-Employee Director Stock Option Plan (“Director Stock Option Plan”) and Polaris Industries Inc. 1999 Broad Based Stock Option Plan. Such plans were frozen upon adoption of the Omnibus Plan. All outstanding awards under the existing plans remained outstanding; however, no further awards have been or will be granted pursuant to such plans. The Company strives to find an appropriate balance between stock price based long-term compensation opportunities and the cash-based awards under the LTIP or performance-based stock awards under the Restricted Stock Plan or Omnibus Plan that are dependent upon achievement of specific financial measures to drive shareholder value. Accordingly, approximately 60% of the grant date value of long-term compensation opportunities is provided to each Named Executive Officer in the form of stock options, with the remaining 40% allocated to cash awards under the LTIP or performance-based restricted stock awards.

Long-term compensation awards are consistent with the compensation program objectives of supporting our performance-oriented culture, aligning our executives with the financial interests of our shareholders, focusing on our long-term success, and offering competitive compensation to attract and retain our talented executives.

LTIP

Each of the current Named Executive Officers participates in the LTIP. The plan was adopted with the intention that awards would be made under this plan in substitution for annual awards previously made under the Restricted Stock Plan. Payouts under the LTIP are based on financial performance measured over a period of three consecutive fiscal years. In determining the performance targets for the LTIP, the Compensation Committee evaluates the external economic environment, the anticipated demand for the products sold by the Company and the Company’s long term business plan.

At the beginning of each three-year performance period, participants choose whether their payout will be calculated based upon: (1) cash value at the time of award; or (2) cash value tied to Polaris stock price movement over the three-year performance period. Each Named Executive Officer has chosen to have his payout calculated based upon cash value tied to Polaris stock price movement over the three-year performance period. Similar to the Senior Executive Plan, Polaris establishes an LTIP target in January of each year for each Named Executive Officer expressed as a percentage of base salary based on that individual’s level of responsibility. A plan target of 100% of base salary was established under the LTIP for Messrs. Wine and Morgan, 80% of base salary for Mr. Malone, and 65% of base salary for Messrs. Barker and Jonikas for the 2009 — 2011 performance period (“2009 LTIP Grant”) and for the 2010 — 2012 performance period (“2010 LTIP Grant”). A plan target of 65% of base salary was established under the LTIP for Mr. Barker, prorated to the time he is employed by the Company during the 2009-2011 performance cycle. The Compensation Committee has discretion under the LTIP to either (i) disregard the impact of any extraordinary or unusual events (such as significant acquisitions or divestitures by the Company) in determining whether a performance objective has been obtained or (ii) to make appropriate adjustments in any performance objective to reflect the occurrence of such an event.

2009-2011 Performance Cycle

Target awards under the 2009 LTIP Grant will be dependent upon the level of achievement of three performance criteria. The Compensation Committee determined that the performance criteria for the 2009 LTIP Grant should emphasize profitability due to the challenges to the Company resulting from difficult economic conditions. The 2009 LTIP Grant requires, in order for the Named Executive Officers to be eligible to receive target-level payouts, that the Company achieve during 2011, a minimum of a 15% return on invested capital and a minimum of $120 million of net income. If the two minimum conditions are satisfied, the compensation opportunities under the 2009 LTIP Grant are a function of the level of Polaris’ 2011 net income from continuing operations expressed as a percentage of sales (net margin percentage).

	Percentage of Base Salary Payable to Executive
	Officers Upon Achievement of Performance Criteria
Performance Criteria	S. Wine	M. Malone	B. Morgan	W. Barker	M. Jonikas

Threshold:
Net margin percentage of 7.0% achieved in 2011,	50%	40%	50%	33%	33%
Target:
Net margin percentage of 7.5% achieved in 2011,	100%	80%	100%	65%	65%
Maximum:
Net margin percentage of 8.5% achieved in 2011,	200%	160%	200%	130%	130%

The Company will apply a non-discretionary sliding scale of percentages of base salary based upon the foregoing threshold, target and maximum award amounts to determine the amount of incentive award payable to each Named Executive Officer if actual Company performance falls between the threshold and target performance criteria or between the target and maximum performance criteria.

2010-2012 Performance Cycle

Target awards under the 2010 LTIP Grant will be dependent upon the level of achievement of four performance criteria. The Compensation Committee determined that the performance criteria for the 2010 LTIP Grant should emphasize growth as well as profitability. The 2010 LTIP Grant requires, in order for the Named Executive Officers to be eligible to receive target-level payouts, that the Company achieve during 2012 a minimum of 15% return on invested capital. If the minimum condition is satisfied, the compensation opportunities under the 2010 LTIP Grant are a function of the level of Polaris’ 2012 revenue, net income from continuing operations and operating profit expressed as a percentage of sales as reported in Polaris’ Consolidated Statements of Income included in its Annual Report on Form 10-K as filed with the SEC.

				% of
		% of Target	Operating	Target		% of Target
	Net Income	Paid out	Profit%	Paid out	Revenue	Paid out
	(in millions)				(in millions)

Threshold	$117	25.0%	11.0%	12.5%	$1,700	12.5%
Target	$142	50.0%	12.0%	25.0%	$1,900	25.0%
Maximum	$170	100.0%	13.0%	50.0%	$2,300	50.0%

Stock Option Awards.  The Company makes grants in the form of nonqualified stock options under the Omnibus Plan. The value of the stock options is inherently tied to the performance of the Company, as reflected in its stock price, provides Named Executive Officers with an opportunity to have an equity stake in the Company and aligns the financial interest of our executives with our shareholders.

The Compensation Committee approves each stock option grant to Named Executive Officers under the Omnibus Plan. The number of stock options awarded is based upon the Compensation Committee’s subjective assessment of the Company’s operating performance, individual performance, and market competitiveness as well as market data provided by the Company’s compensation consultant from the survey group referenced under “Factors Considered in Determining Compensation”. Named Executive Officers are generally eligible to receive stock option grants on an annual basis. The Company ensures that stock option awards approved by the Compensation Committee will be granted subsequent to any planned release of material non-public information. The Company does not engage in the backdating, cancellation or re-pricing of stock options and has not engaged in such practices in the past.

The Compensation Committee considers stock option grants to Named Executive Officers in January of each year at the same time that it reviews other elements of Named Executive Officer compensation.

2009 Stock Option Grant — In January 2009, the Compensation Committee awarded stock options to Messrs. Malone, Morgan and Jonikas. The effective date of the grant of such awards was February 2, 2009. On February 10, 2009, the Compensation Committee awarded stock options to Mr. Wine. The stock options granted have a ten-year life and vest in two equal installments on the second and fourth anniversaries of the date of grant. The options were issued at an exercise price of $19.80 per share ($20.06 per share for Mr. Wine), which was the fair market value of a share of Polaris common stock on the date of the grant. The number of shares subject to the stock options granted was as follows:

Number of Stock
Named Executive Officer	Options

Scott W. Wine	75,000
Michael W. Malone	50,000
Bennett J. Morgan	75,000
Michael P. Jonikas	20,000

In April 2009, in connection with beginning employment as Polaris’ Vice President — Operations, Mr. Barker was awarded stock options with respect to 20,000 shares of Company stock that have a ten-year life, three-year cliff vesting and were issued at an exercise price of $27.80 per share, which was the fair market value of a share of Polaris common stock on the date of the grant.

2010 Stock Option Grant — In January 2010, the Compensation Committee awarded stock options to Messrs. Wine, Malone, Morgan, Barker and Jonikas. The effective date of the grant of such awards was February 1, 2010. The stock options granted have a ten-year life and vest in two equal installments on the second and fourth anniversaries of the date of grant. The options were issued at an exercise price of $44.66 per share, which was the fair market value of a share of Polaris common stock on the date of the grant. The number of shares subject to the stock options granted was as follows:

Number of Stock
Named Executive Officer	Options

Scott W. Wine	80,000
Michael W. Malone	25,000
Bennett J. Morgan	60,000
Wesley W. Barker	8,000
Michael P. Jonikas	12,000

The amount of each award in 2009 and 2010 was based on market-based compensation surveys for comparable positions as part of the annual review performed by our Compensation Consultants and the Compensation Committee’s subjective assessment of the retention risk for each Named Executive Officer. In addition, the same subjective individual performance factors discussed in the “Senior Executive Plan” above were also considered by the Compensation Committee in determining the amount of the awards for each Named Executive Officer.

Performance Based Stock Awards.  The Company makes awards of performance-based restricted stock on a selective and limited basis under its Omnibus Plan. Generally such awards are made in connection with promotions, individual outstanding performance, hiring of new executives and extensions of existing employment arrangements. The Company believes that awards of performance-based restricted stock are a vital factor in aligning the financial interests of executives with shareholders and attracting, retaining and motivating executives who contribute to the growth and success of the Company.

In April, 2009, Mr. Barker was granted a 10,000 share performance-based restricted stock award under the Omnibus Plan in connection with his beginning employment as Vice President — Operations. The fair market value of the share price on the date of the grant was $27.80. The award has a performance target of at least 11.4% of operating income as a percentage of sales for the year ended December 31, 2011 or, if not attained during such period, for the year ended December 31, 2012. The awards will vest on the earlier of December 31, 2011 or December 31, 2012 depending on the date of attainment of the performance target.

In August, 2009, Mr. Jonikas was granted a 2,000 share and a 3,000 share performance-based restricted stock awards under the Omnibus Plan in recognition of the added responsibilities of the On Road Vehicle Division reporting to him starting in May 2009. The fair market value of the share price on the date of the grant was $39.05. The 3,000 share award has performance targets of at least $130 million of net income of the Company and at least $150 million of sales from the On Road Vehicle Division for the year ended December 31, 2011 or, if not attained during such period, for the year ended December 31, 2012. The 2,000 share award has performance targets of at least $130 million of the Company net income and at least $200 million of sales from the On Road Vehicle Division for the year ended December 31, 2011 or, if not attained during such period, for the year ended December 31, 2012. Both awards will vest on the earlier of August 21, 2012 or March 29, 2013 depending on the date of attainment of the performance target.

Benefits

Polaris provides a full range of benefits to its Named Executive Officers, including the standard medical, dental and disability coverage available to employees generally.

Polaris also sponsors a 401(k) Retirement Savings Plan (“401(k) Plan”) that allows employees to make plan contributions on a pre-tax basis. Employees are automatically enrolled at 5% of gross income and can elect to contribute 0-50% of covered compensation into the 401(k) Plan. Polaris matches employee contributions dollar-for-dollar up to 5% of covered compensation. Although Named Executive Officers are eligible to participate in the 401(k) Plan, the application of the annual limitation on contributions under Section 401(a)(17) of the Internal Revenue Code prevents Named Executive Officers from participating at the same level as non-executives. The Polaris Industries Inc. Supplemental Retirement/Savings Plan (“SERP”) provides executives who participate in the 401(k) Plan with the opportunity to defer up to 50% of their base salary and up to 100% of amounts payable under the Senior Executive Plan and the LTIP by making contributions to the SERP. Typically, contributions are matched by the Company as if they had been made under the 401(k) Plan dollar-for-dollar up to 5% of covered compensation. The SERP is intended solely to restore contributions lost because of the application of the annual limitations under the Internal Revenue Code that are applicable to the 401(k) Plan. This additional benefit, which assists the Named Executive Officers in accumulating funds for retirement, is consistent with observed competitive practices of similarly situated companies.

Due to the difficult economic conditions experienced by the Company in 2009, the Company suspended its match to SERP contributions for its executives in April 2009 as a cost savings measure. The Company anticipates that the match will resume in 2010.

Other than the restorative SERP, the Company does not maintain a defined benefit supplemental retirement savings plan or a pension plan for the Named Executive Officers.

Perquisites

Polaris provides a limited number of perquisites to its Named Executive Officers in an effort to remain competitive with similarly situated companies.

Club Dues.  Polaris reimburses each Named Executive Officer for entrance or initiation fees and monthly club dues. During 2009, 2008 and 2007, only three of the Named Executive Officers received reimbursement for club dues. Prior to July 2009, Polaris provided tax gross-ups to Named Executive Officers on the amount of club due reimbursements. Tax gross-ups were not provided for any club dues after July 2009.

Tax, Estate and Financial Planning Fees.  Polaris also reimburses its Named Executive Officers for tax, estate and financial planning fees. Prior to July 2009, Polaris provided tax gross-ups to Named Executive Officers on the amount of tax, estate and financial planning fee reimbursements. Tax gross-ups were not provided for any tax, estate and financial planning fee reimbursements after July 2009.

Exec-U-Care Coverage.  The Named Executive Officers, their spouses and immediate family members are eligible to receive broad medical and dental coverage up to $50,000 a year through the Exec-U-Care program. Exec-U-Care supplements a Named Executive Officer’s basic health plan by reimbursing annual expenses not covered under the basic medical and dental benefit plans that are available on a Company-wide basis. Examples of such expenses include deductibles, co-insurance amounts, special health equipment and chiropractic care. Annual physicals at the Mayo Clinic are also covered for each Named Executive Officer and his spouse.

Polaris Products.  We provide each Named Executive Officer with temporary use of Polaris products to encourage a first-hand understanding of the riding experience of Polaris customers and to provide Named Executive Officers with an opportunity to evaluate product design and efficiency. The CEO and the President and Chief Operating Officer are provided with 12 Polaris products and other Named Executive Officers are given their choice of six Polaris products, with a maximum of two from each product line. The products used by the Named Executive Officers can be returned to Polaris or purchased at a price greater than cost at the end of a defined usage period based upon months, miles or hours, depending upon the product line. Polaris sells the returned products to dealers at an amount greater than the cost of such products to the Company. All Named Executive Officers also receive related Polaris parts, garments and accessories.

Corporate Aircraft Use.  Named Executive Officers are eligible to use the Company’s aircraft for personal travel. Under the Company’s Corporate Travel and Expense Reimbursement Policy, all incremental variable operating costs associated with such personal aircraft use must be reimbursed by the Named Executive Officer to the Company. Named Executive Officers did not use the Company’s aircraft for personal travel in 2009.

Severance Arrangements

The Company has entered into severance arrangements with the Named Executive Officers, which provide for certain benefits in the event a Named Executive Officer is involuntarily terminated, terminated in connection with a change in control or, in the case of the CEO, if he terminates his employment for good reason. The severance arrangements are provided to enhance the loyalty and performance of Named Executive Officers and induce the continued employment of Named Executive Officers, thereby creating continuity of management. The benefits provided under the Company’s severance arrangements are positioned to be comparable to common market practice based on a survey completed by our former Compensation Consultant in 2007 based on broad trends of severance arrangements and does not factor in prior compensation. The design and structure of the severance arrangements do not have any impact on the other elements of compensation provided to the Named Executive Officers.

The severance arrangements are described in more detail under the section entitled “Potential Payments Upon Termination or Change-in-Control” “— Severance Arrangements with Named Executive Officers” and “— Potential Payments to Named Executive Officers Upon Termination” beginning on pages 44 and 47, respectively, of this Proxy Statement.

Employment Agreements

The Company is party to employment agreements with its CEO, Scott W. Wine, and its President and Chief Operating Officer, Bennett J. Morgan. Although we do not typically enter into employment agreements with our executives, we believe that such agreements are important to secure the leadership of these key management individuals. The employment agreement with Mr. Wine provides that he will serve as CEO of the Company at an annual salary of at least $575,000, which may be increased at the discretion of the Board of Directors, an opportunity to earn a target bonus of 100% of base salary under the Senior Executive Plan, an opportunity to earn awards under the LTIP and the Company’s equity based compensation plans and participation under the Company’s benefit plans and perquisites identified above. In addition, Mr. Wine received a one-time cash bonus, stock option and performance based stock award upon beginning his employment with the Company. The employment agreement with Mr. Morgan provides for an annual base salary of at least $350,000 per year, which may be increased at the discretion of the Board of Directors, an opportunity to earn awards under the Senior Executive Plan, the LTIP and the Company’s equity based compensation plans and participation under the Company’s benefit plans and perquisites identified above.

Additional Compensation Information

The Process Followed by the Compensation Committee

The practice of the Compensation Committee is to meet in January of each year to: (i) establish the annual base salary and annual incentive compensation opportunity for each of the Named Executive Officers for the current year, (ii) determine the annual incentive compensation to be paid to each Named Executive Officer for services provided during the prior year, (iii) determine the payout, if any, to be made under the LTIP for the three-year performance period ended on the immediately preceding December 31st; (iv) establish plan targets and performance measures for the three-year performance period beginning on January 1 of the current year for LTIP participants, and (v) determine stock option and performance restricted stock awards, if any, to be granted to Named Executive Officers.

When making individual compensation decisions for Named Executive Officers, the Compensation Committee takes many factors into account. These factors include subjective and objective considerations of the individual’s performance; the performance of the Company overall; retention concerns; the individual’s tenure and experience with the Company and in his current position; the recommendations of management; the individual’s current and historical compensation; the Compensation Committee’s compensation philosophy; and comparisons to other comparably situated executive officers (both those of the Company and those of the Company’s peer group).

Role of Executive Officers in Determining Compensation

The Compensation Committee meets with the CEO annually to review the performance of the Company’s other executive officers. The meeting includes an in-depth review of the performance of each executive officer, achievement of individual performance objectives established at the beginning of the year and individual contributions towards achievement of the Company’s business goals. A summary of the performance review is presented to the full Board of Directors each year.

The CEO and the Vice President — Human Resources assist the Compensation Committee in reviewing performance under the Senior Executive Plan metrics, including pre-established incentive award targets, Company performance and individual performance for the other Named Executive Officers and recommend incentive award amounts for such persons to the Compensation Committee. In addition, the CEO makes recommendations to the Compensation Committee with respect to equity-based incentive awards for the other Named Executive Officers.

Impact of Income Tax Treatments

The Compensation Committee made decisions regarding executive compensation using forms of compensation that were compliant with Section 162(m) of the Internal Revenue Code. Section 162(m) generally provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation paid to either its CEO or any of its four other most highly compensated executive officers in excess of $1 million in any year if that compensation is not performance related. In April 2009, shareholders reapproved the material performance terms and approved additional business criteria under the Senior Executive Plan and the LTIP. Senior executives of the Company, to whom Section 162(m) may apply, participate in the Senior Executive Plan in lieu of the Company-wide profit sharing plan. Awards under both plans would meet the requirements of Section 162(m) and be tax deductible to Polaris. Additionally, outstanding grants under the Company’s stock-based compensation programs, including stock option and performance-based stock award programs, are performance-based for purposes of Section 162(m). The Company believes that all compensation paid to Polaris executives for 2007 through 2009 is deductible under the Internal Revenue Code.

Stock Ownership Guidelines

We have adopted stock ownership guidelines, which provide that the CEO and other Named Executive Officers are expected to own, directly or indirectly, shares of common stock or restricted share awards having a value computed at the time of their appointment to their positions of at least five and three times, respectively, their current annual base salaries. Compliance with the stock ownership guidelines is voluntary but is monitored by the Vice President — Finance and Chief Financial Officer of the Company. All Named Executive Officers are expected to satisfy the stock ownership guidelines within four years following the date of their becoming a Named Executive Officer. The following chart sets forth the stock ownership of each of the Named Executive Officers as of December 31, 2009 relative to the stock ownership guidelines:

			Shares of Common
			Stock and
	Stock Ownership		Restricted Share
	Guidelines		Awards Held as of
	(as a Multiple of		December 31,	Stock Ownership
Name	Base Salary)		2009	Guideline Met?

Scott W. Wine	5	x	57,000	(1)
Michael W. Malone	3	x	82,484	Yes
Bennett J. Morgan	3	x	83,875	Yes
Wesley W. Barker	3	x	10,000	(2)
Michael P. Jonikas	3	x	13,581	(3)

(1)	Mr. Wine began employment with Polaris on September 1, 2008. The Company expects that Mr. Wine will satisfy the stock ownership guidelines on or prior to September 1, 2012, the fourth anniversary of the date he began employment with Polaris.

(2)	Mr. Barker began employment with Polaris on April 13, 2009. The Company expects that Mr. Barker will satisfy the stock ownership guidelines on or prior to April 13, 2013, the fourth anniversary of the date he began employment with Polaris.

(3)	Mr. Jonikas was promoted to an officer of the Company on November 12, 2007. The Company expects that Mr. Jonikas will satisfy the stock ownership guidelines on or prior to November 12, 2011, the fourth anniversary of the date of his promotion.

Role of Compensation Consultant

Polaris’ compensation consultant, The Delves Group, provides executive and director compensation consulting services to the Board of Directors for Polaris Industries. The services they provide includes an annual market analysis for the executive officers and Board of Directors, making recommendations on the executive pay programs, review, participation and commentary on executive and board compensation matters and providing updates on legal and other developments and trends in executive compensation.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years completed December 31, 2007, 2008 and 2009, the annual compensation paid to or earned by the Named Executive Officers.

							Change in
							Pension
							Value and
							Non-
						Non-Equity	qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	Total($)

Scott W. Wine,(8)	2009	$586,058	$0	$575,000	$256,635	$445,404	$0	$85,417	$1,948,514
Chief Executive Officer	2008	177,622	530,000	2,701,722	2,575,185	185,000	0	242,177	6,411,706

Michael W. Malone,	2009	382,212	0	300,000	166,170	259,904	0	51,606	1,159,892
Vice President-Finance and	2008	365,385	0	280,000	235,900	310,000	0	62,533	1,253,818
Chief Financial Officer	2007	340,385	0	260,000	272,131	294,000	0	49,172	1,215,688

Bennett J. Morgan,	2009	407,692	0	400,000	249,255	309,846	0	80,161	1,446,954
President and Chief	2008	392,308	0	1,056,750	603,315	440,000	0	78,469	2,570,842
Operating Officer	2007	368,269	0	350,000	432,936	400,000	0	64,547	1,615,752

Wesley W. Barker,(9)	2009	182,692	60,000	422,444	135,944	95,000	0	111,672	1,007,752
Vice President-Operations

Michael P. Jonikas,(10)	2009	291,609	0	377,250	66,468	161,114	0	47,538	943,979
Vice President- On Road and Sales and Marketing

(1)	Includes amounts deferred by the Named Executive Officers under 401(k) Plan and SERP. The amount of salary deferred by each of the Named Executive Officers for the SERP is reflected in the Executive Contributions in Last FY column of the Nonqualified Deferred Compensation Table appearing on page 43 of this Proxy Statement. The Named Executive Officers agreed to an approximately 1.9% reduction in base salary paid in 2009 in exchange for an additional week of vacation; however, due to the timing of pay periods, there were 27 pay periods in 2009 compared to 26 pay periods in 2008 and 2007. Thus, the salary amount listed in the Salary column will exceed the annual salary listed for each Named Executive Officer.

(2)	For Mr. Wine, the amount in 2008 represents a signing bonus paid upon commencement of employment on September 1, 2008. For Mr. Barker, the amount in 2009 represents a signing bonus paid upon commencement of employment on April 13, 2009.

(3)	Includes (1) the fair value of awards of performance-based restricted stock awards under the Omnibus Plan based on the fair value on the date of grant and (2) the target award granted at the beginning of each year for the LTIP Plan. There is further information on the LTIP in the section entitled “Incentive Plan Awards-LTIP” beginning on page 37 of this Proxy Statement and further information on awards of performance-based restricted stock in the section entitled “Incentive Plan Awards-Performance Based Stock Awards” beginning on page 38 of this Proxy Statement. In January 2010, the Compensation Committee determined that the threshold performance criteria had not been achieved for the 2007 LTIP Grant. Accordingly, the Compensation Committee determined that no incentive awards would be paid to the Named Executive Officer participants for this performance period. In addition, at the present time, the Company does not believe that it will meet the threshold financial performance criteria under the 2008 LTIP Grant.

(4)	Includes the fair value of stock options granted during the respective year under the Omnibus Plan. The fair value is based on the Black Scholes Value as of the date of grant. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the 2009 Annual Report.

(5)	Includes payments under the Senior Executive Plan, which are reported for the year in which the related services were performed. These payments are discussed in further detail in the section entitled “Incentive Plan Awards-Senior Executive Plan” beginning on page 36 of this Proxy Statement.

(6)	The Company does not maintain any pension plans. In addition, Named Executive Officers do not receive above-market or preferential earnings on compensation that is deferred pursuant to the 401(k) Plan or SERP.

The amount of aggregate interest or other earnings accrued during the fiscal year ended December 31, 2009 for each Named Executive Officer under the SERP is reflected in the Aggregate Earnings in Last FY column of the Nonqualified Deferred Compensation Table appearing on page 43 of this Proxy Statement.

(7)	The Company provides club memberships, club dues, financial planning and tax preparation, relocation benefits, Exec-U-Care coverage, as well as standard employee medical, dental and disability coverage to its Named Executive Officers. Named Executive Officers also were provided with the use of Polaris products and received related parts, garments and accessories. These items of compensation are described in further detail under the section entitled “Compensation Discussion and Analysis — Executive Compensation Program Components— Perquisites” beginning on page 30 of this Proxy Statement. The aggregate incremental cost of each of these items to Polaris, together with the dollar amount of all tax reimbursements and Company matching contributions to the 401(k) Plan and SERP, is reflected in the All Other Compensation column of this table. Additional detail regarding the components of this aggregate amount is provided in the following table for each of the Named Executive Officers.

	2009 Amount of All Other Compensation for:
	S. Wine	M. Malone	B. Morgan	W. Barker	M. Jonikas

Financial Planning (Reimbursement)	$4,350	$10,000	$14,200	$0	$1,770
Club Initiation Fees and Monthly Dues (Reimbursement)	44,747	0	7,247	0	8,110
Tax Gross-Up on Reimbursements for Financial Planning and Club Initiation Fees and Monthly Dues (11)	0	1,458	7,506	0	478
Relocation Expenses	2,570	0	0	100,119	0
Life Insurance Policy Premiums	2,030	1,325	1,325	291	1,024
Exec-U-Care Premiums	2,606	6,772	2,412	1,237	5,764
Annual Physicals (Executive and Spouse)	11,633	11,040	19,443	0	14,692
401(k) Plan Matching Contributions by Company	12,250	12,250	12,250	8,173	12,250
SERP Matching Contributions by Company (12)	4,663	8,215	15,159	0	957
Use of Polaris Products	0	0	0	0	0
Polaris Parts, Garments and Accessories	568	546	619	1,852	2,493
Use of Company Aircraft.	0	0	0	0	0

Total	$85,417	$51,606	$80,161	$111,672	$47,538

(8)	Mr. Wine was hired on September 1, 2008, therefore, his information is only provided for 2008 and 2009.

(9)	Mr. Barker was hired on April 13, 2009, therefore, his information is only provided for 2009.

(10)	Mr. Jonikas was not a Named Executive Officer in 2008 or 2007, therefore, his information in only provided for 2009.

(11)	Effective July 1, 2009, tax gross-ups on reimbursements for financial planning and club initiation fees and monthly dues were no longer reimbursed by the Company.

(12)	Effective April 1, 2009, SERP matching contributions by the Company were no longer made.

As described under the section entitled “Compensation Discussion and Analysis — Executive Compensation Program Components— Perquisites” beginning on page 30 of this Proxy Statement, Named Executive Officers are provided with the use of various Polaris products. There is no aggregate incremental cost to the Company associated with such use because the Named Executive Officer purchases the products at a price above cost or Polaris sells the returned products to its dealers at an amount greater than the cost to the Company. In addition, Named Executive Officers are eligible to use the Company’s aircraft for personal travel, however, all incremental variable operating costs associated with such personal aircraft use must be reimbursed to the Company. During 2007, 2008 and 2009, none of the Named Executive Officers used the Company’s corporate aircraft for personal travel.

GRANTS OF PLAN-BASED AWARDS

The following table shows all grants of awards under the Company’s incentive plans in 2009 to each of the Named Executive Officers named in the Summary Compensation Table and the estimated future payouts with respect to such awards. To the extent that an award only provides for a single estimated payout, that amount is reported in the Target columns below.

											All Other
										All	Option
										Other	Awards:
										Stock	Number
										Awards:	of
										Number	Securi-	Exercise	Grant
			Estimated Future Payouts			Estimated Future Payouts				of	ties	or Base	Date Fair
			Under Non-Equity Incentive Plan			Under Equity Incentive Plan				Shares	Underl-	Price of	Value of
			Awards			Awards			Maxi-	of Stock	ying	Option	Stock and
	Grant		Approval	Threshold	Target	Maximum	Threshold	Target	mum	or Units	Options	Awards	Option
Name	Date		Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards

Scott W. Wine,	2/2/2009	(1)	1/21/2009	$5,750	$575,000	$1,006,250
Chief Executive	2/2/2009	(2)	1/21/2009				14,646	29,292	58,584
Officer	2/10/2009	(3)	2/9/2009								75,000	$20.06	$256,635

Michael W. Malone,	2/2/2009	(1)	1/21/2009	3,000	300,000	525,000
Vice President	2/2/2009	(2)	1/21/2009				7,641	15,283	30,565
Finance, Chief Financial Officer	2/2/2009	(3)	1/21/2009								50,000	19.80	166,170

Bennett J. Morgan,	2/2/2009	(1)	1/21/2009	4,000	400,000	700,000
President and	2/2/2009	(2)	1/21/2009				10,188	20,377	40,754
Chief Operating	2/2/2009	(3)	1/21/2009								75,000	19.80	249,255
Officer

Wesley W. Barker,	4/13/2009	(1)	4/13/2009	1,187	118,750	206,442
Vice President-	4/13/2009	(2)	4/13/2009				2,598	5,196	10,392
Operations	4/13/2009	(4)	4/13/2009								20,000	27.80	135,944
	4/13/2009	(5)	4/13/2009					10,000

Michael P. Jonikas,	2/2/2009	(1)	1/21/2009	1,820	182,000	420,000
Vice President- On Road and Sales and	2/2/2009	(2)	1/21/2009				4,636	9,272	18,543
Marketing	2/2/2009	(3)	1/21/2009								20,000	19.80	66,468
	8/21/2009	(6)	8/21/2009					3,000
	8/21/2009	(7)	8/21/2009					2,000

(1)	Represents award under the Senior Executive Plan. The amount in the Threshold column reflects the maximum amounts payable at the threshold award level, which is 1% for all of the Named Executive Officers of their base salaries. The amount shown in the Maximum column is the maximum award payable, which is 175% of the target amounts for each of the Named Executive Officers. These amounts are based on the Named Executive Officer’s current salary and position. The actual amount realized by each Named Executive Officer as a result of the award on February 2, 2009 is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for such Named Executive Officer.

(2)	Represents award under the LTIP, the value and attainment of which is dependent upon Company performance over a three-year period beginning January 1, 2009 and ending December 31, 2011. The amount in the Threshold column reflects the maximum amounts payable at the threshold award level, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is the maximum award payable, which is 200% of the target amount. These amounts are based on the Named Executive Officer’s salary at grant date and position.

(3)	Represents stock options granted on February 2, 2009, for all Named Executive Officers except for Mr. Wine, who had stock options granted on February 10, 2009. The stock options vest with respect to 50% of the shares subject to the option on the second anniversary of the date of grant and vest with respect to the remaining 50% of the shares subject to the option on the fourth anniversary of the date of grant.

(4)	Represents stock options granted on April 13, 2009, which become exercisable on April 13, 2012, the third anniversary of the date of the grant per Mr. Barker’s employment offer.

(5)	Represents performance-based restricted stock under the Omnibus Plan. The shares will either vest on (i) December 31, 2011, provided the Company achieves at least 11.4% of operating income as a percentage of sales for the year ended December 31, 2011 or (ii) December 31, 2012, provided the Company achieves at least 11.4% of operating income as a percentage of sales for the year ended December 31, 2012. The fair value of the award is included in the Stock Awards column of the Summary Compensation Table.

(6)	Represents performance-based restricted stock under the Omnibus Plan. The shares will either vest on (i) August 21, 2012, provided the Company achieves at least $130 million of net income and $150 million of sales from the On Road Vehicle Division for the year ended December 31, 2011, or if not attained during such period, (ii) March 29, 2013, provided the Company achieves at least $130 million of net income and $150 million of sales from the On Road Vehicle Division for the year ended December 31, 2012. The fair value of the award is included in the Stock Awards column of the Summary Compensation Table.

(7)	Represents performance-based restricted stock under the Omnibus Plan. The shares will either vest on (i) August 21, 2012, provided the Company achieves at least $130 million of net income and $200 million of sales from the On Road Vehicle Division for the year ended December 31, 2011, or if not attained during such period, (ii) March 29, 2013, provided the Company achieves at least $130 million of net income and $200 million of sales from the On Road Vehicle Division for the year ended December 31, 2012. The fair value of the award is included in the Stock Awards column of the Summary Compensation Table.

Following is a description of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table above.

Employment Agreements

The Company is party to employment agreements with Scott W. Wine, its CEO, and Bennett J. Morgan, its President and Chief Operating Officer. Although, the Company does not generally enter into employment agreements with its executives, it believes such agreements are important in securing the continued leadership of the CEO and the President and Chief Operating Officer. These agreements, which are described in more detail under the section entitled “Compensation Discussion and Analysis — Executive Compensation Program Components — Employment Agreements” beginning on page 31 of this Proxy Statement, set forth the base salaries, incentive opportunities, benefits and perquisites available to Messrs. Wine and Morgan, as applicable, which are reflected in the Summary Compensation Table above.

The Company has not entered into employment agreements with Messrs. Malone, Barker or Jonikas. More information regarding the base salaries, incentive opportunities, benefits and perquisites awarded to Messrs. Malone, Barker and Jonikas, which are reflected in the Summary Compensation Table above, may be found under the section entitled “Compensation Discussion and Analysis” beginning on page 19 of this Proxy Statement.

Incentive Plan Awards

Senior Executive Plan

As described under the section entitled “Compensation Discussion and Analysis — Executive Compensation Program Components— Annual Compensation — Senior Executive Plan” beginning on page 23 of this Proxy Statement, the Company grants annual incentive cash compensation awards to each of the Named Executive Officers and other eligible employees pursuant to the Senior Executive Plan in January of each year. The amounts of such awards are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table appearing on page 33 of this Proxy Statement. In January of each plan year, the Compensation Committee determines which employees will be eligible to participate in the Senior Executive Plan, the performance objectives under the plan and the formula for computing the award payable to each participant if the performance objectives are met.

All of the Named Executive Officers then employed by the Company participated in the Senior Executive Plan in 2007, 2008 and 2009. During that period, the Compensation Committee established the following target annual incentive opportunities under the plan for each Named Executive Officer (expressed as a percentage of base salary):

	Senior Executive Plan
	Award Target Opportunity
	(as a Percentage of
Named Executive Officer	Base Salary)

Scott W. Wine	100	%(1)
Michael W. Malone	80%
Bennett J. Morgan	100%
Wesley W. Barker	65	%(2)
Michael P. Jonikas	65%

(1)	Mr. Wine was eligible to receive a targeted incentive award for 2008 equal to 100% of base salary prorated to the number of months employed by Polaris in 2008.

(2)	Mr. Barker was eligible to receive a targeted incentive award for 2009 equal to 32.5% of his annual base salary of $250,000.

The receipt of the target incentive awards for 2007, 2008 and 2009 was based upon the attainment of earnings from continuing operations per diluted share of $3.00, $3.47 and $3.24, respectively. The potential threshold, target and maximum payments under the Senior Executive Plan for 2009 are reflected in the Estimated Future Payouts Under Non Equity Incentive Plan Awards — Threshold, Target and Maximum columns, respectively, in the Grants of Plan-Based Awards Table above.

During the January following the end of a plan year, the Compensation Committee determines the annual incentive compensation to be paid to each of the Named Executive Officers for prior year performance, which is primarily based upon Polaris’ financial performance measured against pre-established performance metrics as well as corporate performance against specific strategic priorities established for the year, business unit or departmental performance and individual achievement of pre-established objectives and contributions to strengthening Polaris’ business.

The Company exceeded the threshold performance objectives for the Senior Executive Plan during each of 2007, 2008 and 2009. The Compensation Committee exercised its negative discretion in determining the incentive awards payable for 2007, 2008 and 2009 for the Named Executive Officers under the Senior Executive Plan. The actual amount paid to each Named Executive Officer under the Senior Executive Plan for those years is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

All of the current Named Executive Officers will participate in the Senior Executive Plan in 2010. See the section entitled “Compensation Discussion and Analysis — Executive Compensation Program Components — Annual Compensation — Senior Executive Plan” beginning on page 23 of this Proxy Statement, for a description of the performance criteria established for fiscal year 2010.

LTIP

As described under the section entitled “Compensation Discussion and Analysis — Executive Compensation Program Components — Long-Term Compensation — LTIP” beginning on page 26 of this Proxy Statement, the Company grants long-term performance-based cash incentives to each of the Named Executive Officers, and other full-time employees pursuant to the LTIP. Incentive awards under the LTIP are based on performance over a period of three consecutive fiscal years as measured against certain objectives established by the Compensation Committee prior to the commencement of such performance period, or at such other time as permitted by Section 162(m) of the Internal Revenue Code. For purposes of this discussion, the grant made for the 2005-2007 performance period is referred to as the 2005 LTIP Grant, the grant made for the 2006-2008 performance period is referred to as the 2006 LTIP Grant, the grant made for the 2007-2009 performance period is referred to as the 2007 LTIP Grant, the grant made for the 2008-2010 performance period is referred to as the 2008 LTIP Grant and the grant made for the 2009-2011 performance period is referred to as the 2009 LTIP Grant .

All Named Executive Officers, other than Messrs. Wine and Barker, were eligible to receive awards as part of the 2005 LTIP Grant, the 2006 LTIP Grant and the 2007 LTIP Grant and continue to be eligible to receive awards as part of the 2008 LTIP Grant and 2009 LTIP Grant. Mr. Wine is also eligible to receive awards as part of the 2009 LTIP Grant and on a prorated basis for the 2008 LTIP Grant. Mr. Barker is eligible to receive awards as part of the 2009 LTIP Grant on a prorated basis.

As described in more detail in the section entitled “Compensation Discussion and Analysis — Compensation Program Components — Long-Term Compensation — LTIP” beginning on page 26 of this Proxy Statement, the Compensation Committee determined that incentive awards under the 2005 LTIP Grant, 2006 LTIP Grant, 2007 LTIP Grant and 2008 LTIP Grant would be based upon the attainment of two performance criteria: three-year compound annual sales growth and three-year compound earnings from continuing operations per diluted share growth. For the 2009 LTIP Grant, the Compensation Committee determined that incentive awards would be based upon the attainment of a net margin percentage performance target, a minimum net income amount and a minimum return on invested capital target percentage for calendar 2011. Award targets of 100%, 80% and 65% of base salary were established under the LTIP for Mr. Morgan, Mr. Malone and Mr. Jonikas, respectively for the 2005 LTIP Grant, 2006 LTIP Grant, 2007 LTIP Grant and 2008 LTIP Grant. Mr. Wine is also eligible for the 2008 LTIP Grant at a target amount of 100%, with the amount earned to be prorated for the number of months during such performance cycle that Mr. Wine is employed by the Company. For the 2009 LTIP, award targets of 100% of base salary were established for Messrs. Wine and Morgan, a target of 80% of base salary was established for Mr. Malone and a target of 65% of base salary was established for Mr. Jonikas. Mr. Barker is also eligible for the 2009 LTIP Grant at a target amount of 65%, with the amount earned to be prorated for the number of months during such performance cycle that Mr. Barker is employed by the Company. The potential threshold, target and maximum percentage payouts under the 2009 LTIP Grant were established on February 2, 2009 and are reflected in the Estimated Future Payouts Under Equity Incentive Plan Awards — Threshold, Target and Maximum columns, respectively, in the Grants of Plan-Based Awards Table above.

In January, 2008, 2009 and 2010, the Compensation Committee determined that the threshold performance criteria had not been achieved for the 2005 LTIP Grant, 2006 LTIP Grant and 2007 LTIP Grant, respectively. Accordingly, the Compensation Committee determined that no incentive awards would be paid to the Named Executive Officer participants for those performance periods.

Performance-Based Stock Awards

On December 12, 2006 each Named Executive Officer, other than Messrs. Wine and Barker who were not then employed by the Company, received two grants of performance-based stock awards under the Restricted Stock Plan — one conditioned on the achievement of compound annual earnings from continuing operations per diluted share growth of 6% and the other conditioned on the achievement of compound annual earnings from continuing operations per diluted share growth of 12%. The compound annual earnings from continuing operations per diluted share growth was measured for fiscal years 2007 and 2008 over the actual $2.72 earnings from continuing operations per diluted share earned in 2006. The Company achieved these performance targets during the 2007 and 2008 measurement period and these performance — based stock awards vested on December 12, 2009.

Under the terms of his September, 2008 employment agreement, Mr. Wine was granted a performance-based restricted stock award under the Omnibus Plan for 50,000 shares of the Company’s common stock, granted on September 1, 2008 when the fair market value of such stock was $45.09 per share. The shares will either vest on (i) December 31, 2011, provided the Company achieves at least 12% compound annual diluted earnings per share from continuing operations growth for fiscal years 2008, 2009, 2010 and 2011 or (ii) December 31, 2012, provided the Company achieves at least 12% compound annual diluted earnings per share from continuing operations growth for fiscal years 2008, 2009, 2010, 2011 and 2012, as compared to the actual diluted earnings per share from continuing operations earned in 2007.

Mr. Morgan was granted a performance-based restricted stock award under the Omnibus Plan for 25,000 shares of the Company’s common stock on October 23, 2008, when the fair market value of such stock was $27.27 per share. The shares will either vest on (i) December 31, 2011, provided the Company achieves at least 12% compound annual diluted earnings per share from continuing operations growth for fiscal years 2008, 2009, 2010 and 2011 or

(ii) December 31, 2012, provided the Company achieves at least 12% compound annual diluted earnings per share from continuing operations growth for fiscal years 2008, 2009, 2010, 2011 and 2012, as compared to the actual diluted earnings per share from continuing operations earned in 2007.

On April 13, 2009, Mr. Barker was granted a 10,000 share performance-based restricted stock award under the Omnibus Plan in connection with the commencement of his employment as Vice President — Operations. The fair market value of the share price on the date of the grant was $27.80. The award has a performance target of at least 11.4% of operating income as a percentage of sales for the year ended December 31, 2011 or, if not attained during such period, for the year ended December 31, 2012. The awards will vest on the earlier of December 31, 2011 or December 31, 2012 depending on the date of attainment of the performance target.

On August 21, 2009, Mr. Jonikas was granted a 2,000 share and a 3,000 share performance-based restricted stock awards under the Omnibus Plan in consideration o f his assuming additional responsibilities supervising the On Road Vehicle Division reporting to him starting in May 2009. The fair market value of the share price on the date of the grant was $39.05. The 3,000 share award has performance targets of at least $130 million of net income of the Company and at least $150 million of sales from the On Road Vehicle Division for the year ended December 31, 2011 or, if not attained during such period, for the year ended December 31, 2012. The 2,000 share award has performance targets of at least $130 million of net income of the Company and at least $200 million of sales from the On Road Vehicle Division for the year ended December 31, 2011 or, if not attained during such period, for the year ended December 31, 2012. Both awards will vest on the earlier of August 21, 2012 or March 29, 2013 depending on the date of attainment of the performance target.

Total Variable Compensation Related to Company Performance

Compensation received by the Named Executive Officers of the Company for 2007, 2008 and 2009 reflected the Company’s compensation philosophy of providing compensation opportunities that linked a significant amount of the compensation paid to a Named Executive Officer to Company performance and individual contribution over time.

The actual financial performance of the Company in 2007 and 2008 exceeded management’s internal operating plan. However, in accordance with the Company’s executive compensation philosophy, the poor financial performance of the Company in 2006 impaired the long term compensation earned by the Named Executive Officers in 2007 and 2008, other than Messrs. Barker and Wine, who were not employed by the Company in 2006. Accordingly, the Named Executive Officers of the Company actually received total compensation in 2007 and 2008 in the range of 31% to 44%, and 40% to 65% less than the grant date total compensation opportunities made available to them, respectively. These percentages assume that the stock options that vested in 2007 and 2008 had no value as the exercise price exceeded the closing market price of Polaris’ common stock on December 31, 2007 and December 31, 2008.

The actual financial performance of the Company in 2009 did not meet management’s internal operating plan. However, in accordance with the Company’s executive compensation philosophy, the strong financial performance of the Company in 2007 and 2008 resulted in the payout of the performance-based stock awards issued under the Restricted Stock Plan that vested on December 12, 2009, to the Named Executive Officers, other than Messrs. Wine and Barker (who were not employed by the Company when such awards were made). Despite such payouts, the Named Executive Officers of the Company, excluding Messrs. Wine and Barker, actually received total compensation in 2009 in the range of 21% to 25% less than the grant date total compensation opportunities made available to them, which reflects the poor financial results in 2009. There were no stock options that vested for the Named Executive Officers in 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options, restricted stock that has not vested and equity incentive plan awards for each of the Named Executive Officers as of December 31, 2009.

	Option Awards						Stock Awards
											Equity
				Equity					Equity		Incentive
				Incentive					Incentive		Plan Awards:
				Plan			Number		Plan Awards:		Market or
	Number			Awards:			of	Market	Number		Payout Value
	of	Number of		Number			Shares or	Value of	of Unearned		of Unearned
	Securities	Securities		of Securities			Units of	Shares or	Shares, Units		Shares, Units
	Underlying	Underlying		Underlying			Stock	Units of	or Other		or Other
	Unexercised	Unexercised		Unexercised	Option		That	Stock That	Rights That		Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)		($)

Scott W. Wine,		52,000	(1)		$45.09000	09/01/2018
Chief Executive Officer		180,000	(2)		45.09000	09/01/2018
		75,000	(3)		20.06000	02/10/2019
									50,000	(4)	$2,181,500
									9.918	(5)	432,741
									29,292	(6)	1,278,010

Michael W. Malone,	4,494				22.25000	07/02/2011
Vice President —	12,000				28.49500	10/07/2012
Finance and	15,000				43.01500	11/03/2013
Chief Financial	16,000				59.45000	11/01/2014
Officer	17,000				44.91000	11/01/2015
		22,000	(7)		46.66000	01/29/2017
		25,000	(8)		43.57000	01/31/2018
		50,000	(9)		19.80000	02/02/2019
									5,968	(5)	260,384
									15,283	(6)	666,797

Bennett J. Morgan,	6,000				14.71875	04/03/2010
President and Chief	6,800				22.25000	07/02/2011
Operating Officer	10,000				28.49500	10/07/2012
	14,000				43.01500	11/03/2013
	16,000				59.45000	11/01/2014
	20,000				65.40000	04/11/2015
	15,000				75.21000	04/11/2015
	35,000				44.91000	11/01/2015
		35,000	(7)		46.66000	01/29/2017
		50,000	(8)		43.57000	01/31/2018
		25,000	(10)		27.27000	10/23/2018
		75,000	(9)		19.80000	02/02/2019
									25,000	(11)	1,090,750
									7,992	(5)	348,691
									20,377	(6)	889,049

Wesley W. Barker,		20,000	(12)		27.80000	4/13/2019
Vice President —									10,000	(13)	436,300
Operations									5,196	(6)	226,701

Michael P. Jonikas,	6,000				22.25000	07/02/2011
Vice President —	6,000				28.49500	10/07/2012
On Road and Sales and Marketing	6,600				43.01500	11/03/2013
	6,500				59.45000	11/01/2014
	4,000				65.40000	04/11/2015
	11,000				44.91000	11/01/2015
		11,000	(6)		46.66000	01/29/2017
		12,000	(7)		43.57000	01/31/2018
		20,000	(9)		19.80000	02/02/2019
									3,671	(5)	160,166
									9,272	(6)	404,537
									3,000	(14)	130,890
									2,000	(15)	87,260

(1)	Represents stock options granted on September 1, 2008, which become exercisable on September 1, 2011 per Mr. Wine’s employment agreement.

(2)	Represents stock options granted on September 1, 2008, which become exercisable in three equal tranches on the fourth, fifth and sixth anniversaries of the grant date per Mr. Wine’s employment agreement.

(3)	Represents stock options granted on February 10, 2009, which vest with respect to 50% of the shares subject to the option on the second anniversary of the date of grant and vest with respect to the remaining 50% of the shares subject to the option on the fourth anniversary of the date of grant.

(4)	Represents a performance-based restricted stock award under the Omnibus plan granted on September 1, 2008 in connection with entry into an employment agreement by and between the Company and Mr. Wine as of the same date. The shares are subject to time and performance vesting conditions. The shares will either vest on

(i) December 31, 2011, provided the Company achieves at least 12% compound annual diluted earnings per share from continuing operations growth for fiscal years 2008, 2009, 2010 and 2011 or (ii) December 31, 2012, provided the Company achieves at least 12% compound annual diluted earnings per share from continuing operations growth for fiscal years 2008, 2009, 2010, 2011 and 2012, as compared to the actual diluted earnings per share from continuing operations earned in 2007.

(5)	Represents awards made on January 31, 2008 under the LTIP for the three-year performance period beginning January 1, 2008 and ending December 31, 2010 (“the 2008 LTIP Grant”). Per his employment agreement, Mr. Wine is eligible to participate in the 2008 LTIP Grant, however, the amount will be prorated for the number of months during such performance cycle that Mr. Wine is employed by the Company. Awards under the 2008 LTIP Grant will be payable, if earned, after the end of the three-year performance period and prior to March 15, 2011.

(6)	Represents awards made on February 2, 2009 under the LTIP for the three-year performance period beginning January 1, 2009 and ending December 31, 2011 (“the 2009 LTIP Grant”). Awards under the 2009 LTIP Grant will be payable, if earned, after the end of the three-year performance period and prior to March 15, 2012. Per his employment offer, Mr. Barker is eligible to participate in the 2009 LTIP Grant, however, the amount will be prorated for the number of months during such performance cycle that Mr. Barker is employed by the Company.

(7)	Represents stock options granted on January 29, 2007, which become exercisable on January 29, 2010, the third anniversary of the date of grant.

(8)	Represents stock options granted on January 31, 2008, which become exercisable on January 31, 2011, the third anniversary of the date of grant.

(9)	Represents stock options granted on February 2, 2009, which vest with respect to 50% of the shares subject to the option on the second anniversary of the date of grant and vest with respect to the remaining 50% of the shares subject to the option on the fourth anniversary of the date of grant.

(10)	Represents stock options granted on October 23, 2008, which become exercisable on October 23, 2011, the third anniversary of the date of grant.

(11)	Represents a performance-based restricted stock award under the Omnibus plan granted on October 23, 2008. The shares are subject to time and performance vesting conditions. The shares will either vest on (i) December 31, 2011, provided the Company achieves at least 12% compound annual diluted earnings per share from continuing operations growth for fiscal years 2008, 2009, 2010 and 2011 or (ii) December 31, 2012, provided the Company achieves at least 12% compound annual diluted earnings per share from continuing operations growth for fiscal years 2008, 2009, 2010, 2011 and 2012, as compared to the actual diluted earnings per share from continuing operations earned in 2007.

(12)	Represents stock options granted on April 13, 2009 per Mr. Barker’s employment offer, which become exercisable on April 13, 2012, the third anniversary of the grant.

(13)	Represents a performance-based restricted stock award under the Omnibus Plan granted on April 13, 2009 in connection with the employment offer between the Company and Mr. Barker as of the same date. The shares are subject to time and performance vesting conditions. The shares will either vest on (i) December 31, 2011, provided the Company achieves at least 11.4% of operating income as a percentage of sales for the year ended December 31, 2011 or (ii) December 31, 2012, provided the Company achieves at least 11.4% of operating income as a percentage of sales for the year ended December 31, 2012.

(14)	Represents a performance-based restricted stock award under the Omnibus Plan granted on August 21, 2009. The shares are subject to time and performance vesting conditions. The shares will either vest on (i) August 21, 2012, provided the Company achieves at least $130 million of net income and $150 million of sales from the On Road Vehicle Division for the year ended December 31, 2011 (ii) March 29, 2013, provided the Company achieves at least $130 million of net income and $150 million of sales from the On Road Vehicle Division for the year ended December 31, 2012.

(15)	Represents a performance-based restricted stock award under the Omnibus Plan granted on August 21, 2009. The shares are subject to time and performance vesting conditions. The shares will either vest on (i) August 21, 2012, provided the Company achieves at least $130 million of net income and $200 million of sales from the On Road Vehicle Division for the year ended December 31, 2011 (ii) March 29, 2013, provided the Company achieves at least $130 million of net income and $200 million of sales from the On Road Vehicle Division for the year ended December 31, 2012.

OPTION EXERCISES AND STOCK VESTED

The following table gives information concerning the aggregate number of options exercised and shares of stock that vested for each of the Named Executive Officers during 2009 and the aggregate dollar values realized by each of the Named Executive Officers upon such exercise or vesting.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Scott W. Wine, Chief Executive Officer	0	$0	0	$0
Michael W. Malone, Vice President — Finance and Chief Financial Officer	13,130 (1)	42,785	15,000 (2)	654,000
Bennett J. Morgan, President and Chief Operating Officer	5,200 (3)	14,086	19,688 (2)	858,397
Wesley W. Barker, Vice President — Operations	0	0	0	0
Michael P. Jonikas, Vice President — On Road and Sales and Marketing	0	0	9,000 (2)	392,400

(1)	Represents (i) 6,336 options granted on April 1, 1999 at an exercise price of $15.78125, the closing price of the Company’s common stock on the grant date, as adjusted for the 2-for-1 spilt of the Company’s common stock affected in the form of a 100% share dividend paid on March 8, 2004 (the “Stock Split”); and (ii) 6,794 options granted on April 3, 2000 at an exercise price of $14.71875, the closing price of the Company’s common stock on the grant date, as adjusted for the Stock Split. Each of the options vested on the third anniversary of the applicable date of grant and would have expired in accordance with their terms on the tenth anniversary of the applicable date of grant. Mr. Malone exercised all of the shares on February 26, 2009, when the closing price of the Company’s common stock was $18.49.

(2)	Represents two performance-based stock awards under the Restricted Stock Plan that were awarded on December 12, 2006. The shares were subject to time and performance vesting conditions. The Company achieved compound earnings from continuing operations per diluted share growth of 13% (compared to the goal of 6% for the first award and 12% for the second award) over the measurement period 2007 and 2008. Accordingly, these performance-based awards were issued to the participating Named Executive Officers as of the December 12, 2009 vesting date, when the closing price of the Company’s common stock was $43.60.

(3)	Represents options granted on April 1, 1999 at an exercise price of $15.78125, the closing price of the Company’s common stock on the grant date, as adjusted for the Stock Split. The options became exercisable on April 1, 2002 and would have expired in accordance with their terms on April 1, 2009. Mr. Morgan exercised the options on February 26, 2009. The closing price of the Company’s common stock on the exercise date was $18.49.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the contributions by each Named Executive Officer and the Company under SERP as well as information regarding earnings, aggregate withdrawals and distributions and balances under the SERP for each Named Executive Officer for the fiscal year ended December 31, 2009.

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Scott W. Wine, Chief Executive Officer	$26,353	$4,663	$18,895	0	$91,078
Michael W. Malone, Vice President — Finance and Chief Financial Officer	22,361	8,215	59,016	0	268,893
Bennett J. Morgan, President and Chief Operating Officer	30,248	15,159	42,979	0	201,147
Wesley W. Barker, Vice President — Operations	0	0	0	0	0
Michael P. Jonikas, Vice President — On Road and Sales and Marketing	11,830	957	7,004	0	37,277

(1)	Represents the amount of salary deferred by each of the Named Executive Officers for the SERP, which is included as compensation in the Salary column of the Summary Compensation Table appearing on page 33 of this Proxy Statement.

(2)	Represents SERP matching contributions through March 31, 2009. The Company suspended its match to SERP contributions for its executives in April 2009 as a cost savings measure. The Company anticipates that the match will resume in 2010.

(3)	These amounts reflect earnings during 2009 in the respective Named Executive Officers’ SERP accounts. None of these amounts are included in compensation in the Summary Compensation Table appearing on page 33 of this Proxy Statement.

(4)	Of the aggregate balance, the following amount was reported as compensation to the Named Executive Officer in the Summary Compensation table in prior years: Mr. Wine, $78,708; Mr. Malone, $233,605; Mr. Morgan, $192,041; and Mr. Jonikas, $12,787.

Polaris sponsors a 401(k) Plan and SERP, the terms of which are described under “Compensation Discussion and Analysis — Executive Compensation Program Components — Benefits” beginning on page 29 of this Proxy Statement. The SERP provides executives who participate in the 401(k) Plan with the opportunity to defer up to 50% of their base salary and up to 100% of amounts payable under the Senior Executive Plan and the LTIP by making contributions to the SERP. Typically, contributions are matched by the Company as if they had been made under the 401(k) Plan dollar-for-dollar up to 5% of covered compensation. The SERP is intended solely to restore contributions lost because of the application of the annual limitations under the Internal Revenue Code that are applicable to the 401(k) Plan.

The SERP account of each Named Executive Officer is deemed to be invested in the fund(s) designated by the Named Executive Officer. For this purpose, the Named Executive Officers may choose among the same funds that are available to Polaris employees generally under the 401(k) Plan. Deemed investment earnings and losses are applied to each Named Executive Officer’s account based upon the performance of the applicable investment fund. At December 31, 2009, accounts of the Named Executive Officers were deemed to be invested in the following funds:

Alger Small Cap Growth Fund Institutional Class
American Funds® The Growth Fund of America® Class R5
Fidelity Fund — Class K
Neuberger Berman Genesis Trust CL
Pyramis Index Lifecycle 2030 Commingled Pool Class U
Vanguard Institutional Index Fund Institutional Shares	American Funds® EuroPacific Growth Fund® Class R5
Artisan Mid Cap Value Inv CL
Morgan Stanley Institutional Fund Trust: Mid Cap Growth Portfolio Class I Shares
PIMCO Total Return Fund Administrative Class
T. Rowe Price Equity Income SHS
Vanguard Mid-Cap Index Inv CL

The Named Executive Officers are required to elect a distribution option upon becoming a participant in the SERP. The Named Executive Officers may elect to receive distributions upon separation of service from the Company, one year after separation of service from the Company or upon the attainment of a certain age, designated by the Named Executive Officer, between 59 1/2 and 70 1/2. Named Executive Officers may elect to receive the distribution in a lump sum or in monthly, quarterly or annual installments over a period not to exceed 10 years. If the installment method is elected, the Named Executive Officer’s account will continue to be credited with a prorated amount of deemed investment earnings and losses during the installment period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our Named Executive Officers are eligible to receive certain payments and benefits in the event of termination of their employment, including following a change in control pursuant to severance arrangements provided by the Company. The Company’s severance arrangements are maintained to serve shareholder interests and to provide protection for our executives. Specifically, the severance arrangements are intended to:

•	Allow executives to weigh potential transactions focused on shareholder interests and not personal interests by maintaining “neutrality” with respect to a transaction;

•	Provide executives with a measure of security in the event of change in corporate ownership or governance; and

•	Provide executives with a bridge to their next professional opportunity.

We, along with the Compensation Committee, periodically review common market practice with respect to severance arrangements with our Compensation Consultants. The amount of payments and benefit levels under the Company’s severance arrangements are set at levels that are intended to be competitive with, or more conservative than market based on such review. In limited circumstances, such as the arrangement with our CEO, the terms of the severance arrangements are negotiated. Currently, our arrangements provide for change in control severance payments in an amount equal to two times salary and bonus upon termination subsequent to a change in control. We understand that such amount may be less than the prevailing practice of our peer group; however, the Compensation Committee subjectively determined that our approach will serve to lower the cost of our program and the risk of excise tax-related costs, while at the same time meeting the objectives summarized above of serving shareholder interests and providing a sufficient measure of protection for our executives.

Severance Arrangements with Named Executive Officers

The Company has entered into severance arrangements with its Named Executive Officers, which provide certain benefits to the Named Executive Officers upon their termination of employment under certain circumstances, including following a “change in control.” For this purpose, a “change in control” is deemed to occur if:

•	There is a substantial change in the composition of the Board of Directors which causes at least one-half of the Board of Directors to consist of new directors that were not nominated by the Company; or

•	A third party acquires ownership of 35% or more of the Company’s common stock, unless such acquisition is approved by the Company; or

•	The Company engages in certain extraordinary corporate events (such as a liquidation, dissolution, reorganization, merger or sale of all or substantially all of its assets), unless the Company is the surviving entity after such transaction or at least one-half of the Company’s Board of Directors continue to serve as directors of the surviving entity after such transaction, as applicable.

Under the severance arrangements, a Named Executive Officer will be considered to have been terminated without cause if he is terminated other than for his nonperformance, misconduct or detrimental actions as specified in the applicable agreement. He will be considered to have terminated his employment for good reason if he terminates his employment due to a reduction of his title, duties or compensation, a change in his principal place of employment or the Company’s nonperformance, all as specified in the applicable agreement.

Severance, Proprietary Information and Noncompetition Agreement with Mr. Wine

At December 31, 2009, the Company and Mr. Wine, its CEO, were parties to a severance, proprietary information and noncompetition agreement dated September 1, 2008 (“Wine Severance Agreement”). The terms of the Wine Severance Agreement were established during the negotiations leading to his employment by the Company as its CEO. Mr. Wine is entitled to certain payments and benefits under the Wine Severance Agreement if his employment is terminated without cause or if he terminates his employment with good reason. The magnitude of the payments and benefits is dependent upon whether the termination was upon or within 24 months following a change in control . Such payments and benefits include:

•	A cash payment in an amount equal to:

•	in the case of a change in control termination, two times his average annual cash compensation (including cash incentives under the Senior Executive Plan and LTIP, but excluding the award or exercise of stock options or stock grants) for the three fiscal years (or lesser number of fiscal years if employed for a shorter duration) preceding the change in control termination, payable in a lump sum or

•	in the case of a termination not in connection with a change in control, the sum of (i) 100% of his annual base salary as of the termination date plus (ii) the amount of cash incentive award paid to him for the immediately preceding fiscal year under the Senior Executive Plan, payable over a period of one year;

•	Any earned but unpaid cash incentive award under the Senior Executive Plan;

•	If the termination occurs after June 30 of the fiscal year of termination, a prorated payment under the Senior Executive Plan of a cash incentive award based upon the amount of cash incentive award paid to him for the immediately preceding fiscal year and the number of months worked in the current fiscal year prior to the termination;

•	In the case of a termination not in connection with a change in control, (i) an amount equal to what he would otherwise be eligible to receive pursuant to the LTIP had he remained continuously employed through the end of the award period under the LTIP, prorated by the time actually worked in the performance period; (ii) if he elects to receive benefits under the Consolidated Omnibus Reconciliation Act (“COBRA”), payment for the premiums for coverage of Mr. Wine, his spouse and/or dependents under the Company’s group health plans pursuant to COBRA for a one year period; and (iii) reasonable executive outplacement services.

The amount of such payments and benefits are detailed in the table appearing under the heading “Potential Payments to Named Executive Officers Upon Termination — Potential Payments to Mr. Wine” below. As a condition to receiving such payments and benefits, Mr. Wine must execute a general waiver and release of any claims against the Company. The Wine Severance Agreement also provides that during and for a period of (i) 60 months following termination, Mr. Wine is prohibited from using proprietary information of the Company, except as required by his duties to Polaris and (ii) two years following termination, Mr. Wine must refrain from working for our competitors or soliciting our employees.

Severance Agreements with Messrs. Malone, Morgan, Barker and Jonikas

The Company has entered into severance agreements with Messrs. Malone, Morgan, Barker and Jonikas, which provide that if upon or within 24 months after a change in control, any of such Named Executive Officers terminates his employment for good reason or if his employment is terminated by the Company without cause, then he will be entitled to:

•	Any earned but unpaid cash incentive awards under the Senior Executive Plan; and

•	A lump sum cash payment equal to two times his average annual cash compensation (including cash incentives under the Senior Executive Plan and LTIP, but excluding the award or exercise of stock options or stock grants) for the three fiscal years of the Company immediately preceding such termination.

No cash incentive award will be paid for any part of the fiscal year in which the termination occurs.

Under the severance agreements, a non-change in control termination is deemed to occur if the Named Executive Officer is terminated by the Company without cause other than in connection with a change in control. In the event of a non-change in control termination, the Named Executive Officer will be entitled to:

•	A cash payment in an amount equal to his annual base salary as of the termination date (1.5 times annual base salary for the President and Chief Operating Officer) payable over one year;

•	Any earned but unpaid cash incentive award under the Senior Executive Plan;

•	An amount equal to the cash incentive award under the Senior Executive Plan that was paid to him for the fiscal year immediately preceding the fiscal year in which the termination takes place, payable over one year;

•	An amount equal to what he would otherwise be eligible to receive pursuant to the LTIP had he remained continuously employed through the end of the award period under the LTIP, prorated by the time actually worked in the performance period;

•	Eligibility for early retirement benefits under the Company’s Early Retirement Benefit Policy for Officers discussed herein under “Payments Made Upon Retirement” beginning on page 46;

•	If he elects to receive benefits under COBRA, payment for the premiums for coverage of the Named Executive Officer, his spouse and/or dependents under the Company’s group health plans pursuant to COBRA for a one year period;

•	Reasonable executive outplacement services; and

•	The release of restrictions on all outstanding restricted share awards for which the performance goal has been met and the performance period has expired.

The amounts payable to each Named Executive Officer under the severance agreements are quantified in the tables appearing under the heading “Potential Payments to Named Executive Officers Upon Termination — Potential Payments to Messrs. Malone, Morgan, Barker and Jonikas” appearing on page 49 below. As a condition to receiving such payments and benefits, the Named Executive Officer must execute a general waiver and release of any claims against the Company.

Payments Made Upon Retirement

Other than the 401(k) Plan and the restorative SERP, as explained in the section entitled “Compensation Discussion and Analysis — Executive Compensation Program Components — Benefits” appearing on page 29 of this Proxy Statement, the Company does not maintain a pension plan or a defined benefit supplemental retirement savings plan for the Named Executive Officers.

The Company does, however, provide certain perquisites to Named Executive Officers that are retirement-eligible. These perquisites include:

•	Medical insurance coverage or cash equivalent for retirees and their spouses from age 55 to 64 with coverage coinciding with Medicare B after age 65;

•	Dental insurance coverage for retirees and their spouses at the same coverage level with the same provider as an active employee;

•	Continued annual physical exams at the Mayo Clinic for retirees and their spouses in accordance with the active officer benefit;

•	Continued use of Polaris products in accordance with the active Named Executive Officer benefits, including related parts, garments and accessories;

•	For LTIP participants, a prorated LTIP payout based on the time worked during the performance measurement period payable in accordance with the normal payment schedule;

•	For Named Executive Officers other than the CEO, waiver of vesting period for outstanding stock options that have not yet vested at the date of retirement and an exercise period that is 36 months from the effective date of termination; and

•	For the CEO only, secretarial services and reasonable office facilities and the continued use of the Company airplane and travel services in accordance with the active officer benefit.

To be eligible for full retirement-age benefits, the Named Executive Officer must have attained the age of at least 65. None of the Company’s Named Executive Officers were retirement-eligible as of December 31, 2009.

The Company also provides certain early retirement benefits to Named Executive Officers who have attained the age of at least 55 and have a minimum of 10 years of service to the Company. These benefits include the same benefits available at full retirement age described above, except that for Named Executive Officers other than the CEO, all outstanding stock options that have not yet vested are forfeited. None of the Company’s Named Executive Officers were eligible for early retirement benefits as of December 31, 2009.

Non-Compete and Non-Solicitation Agreements

As described in “Severance Arrangements with Named Executive Officers — Severance Proprietary Information and Noncompetition Agreement with Mr. Wine” above, Mr. Wine has agreed not to engage in competitive activities for a period of two years following his termination of employment. The other Named Executive Officers were required to enter into non-competition agreements, as a condition to receipt of restricted stock and LTIP grants, under which they agree to not engage in competitive activities for a period of one year following their termination of employment.

Potential Payments to Named Executive Officers Upon Termination

The following tables quantify the amounts and benefits payable to the Named Executive Officers upon termination. In calculating the payments set forth in such tables, we have assumed that (i) the date of termination was December 31, 2009, the last business day of fiscal year 2009, and (ii) the stock price was $43.63, the closing market price of the Company’s common stock on such date. The tables do not reflect payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, including:

•	Earned but unpaid base salary through the date of termination;

•	Accrued but unused vacation pay through the date of termination;

•	Maximum Company matching contributions to the 401(k) Plan or the SERP, as applicable, in an amount equal to 5% of the final payouts for base salary, incentive awards under the Senior Executive Plan, if any, and accrued vacation;

•	Distributions of plan balances under the Polaris 401(k) Plan;

•	Distributions of plan balances under the SERP (See the Nonqualified Deferred Compensation table on page 43 for information regarding each Named Executive Officer’s balance under the SERP as of December 31, 2009); and

•	A life insurance benefit equal to two times base salary up to a maximum of $650,000, payable in the event of termination upon death.

The tables do not reflect any applicable tax withholdings or other deductions by the Company from the amounts otherwise payable to the Named Executive Officers upon termination of employment. To the extent applicable, the present value of the payments presented in the tables below was calculated using a discount rate of 5%.

The Company provides a number of lifetime benefits and perquisites to its Named Executive Officers upon retirement or receipt of early retirement benefits. For purposes of quantifying the value of such benefits and perquisites in the tables below, we have used an average life expectancy age of 78 for such individuals.

Potential Payments to Mr. Wine

				Without Cause
				or With Good
	For Cause or	Without Cause		Reason
	Without Good	or With Good		Termination
	Reason	Reason		(Change in		Death or
	Termination	Termination		Control)		Disability		Retirement

Scott W. Wine Compensation:
Cash Compensation	$0	$1,044,730		$1,434,753		$0		$0
Annual Cash Incentives (Senior Executive Plan-100% of Base Salary)	0	441,715		441,715		441,715		0
LTIP Incentive Awards	0	382,351	(1)	0		382,351	(1)	0
Stock Options (Unvested and Accelerated)	N/A	1,767,750	(2)	1,767,750	(1)	1,767,750	(2)	0
Restricted Stock (Unvested and Accelerated)	N/A	0		2,181,500		2,181,500		0
Benefits and Perquisites
Medical and Dental	N/A	15,092		0		0		0
Use of Polaris Products	N/A	0		0		0		0
Polaris Parts, Garments and Accessories	N/A	0		0		0		0
Physical Exams	N/A	0		0		0		0

Total	$0	$3,651,638		$5,825,718		$4,773,316		$0

(1)	At the present time, the Company does not believe that it will meet the threshold financial performance criteria under the 2008 LTIP Grant. Thus, the amount reflected for Mr. Wine represents his pro rata target award for the 2009 LTIP Grant and assumes the payment would be made in February 2012.

(2)	Represents the market value of unvested stock options less the option exercise price. To the extent the exercise price for a particular stock option exceeded $43.63 per share, the closing market price of the Company’s common stock on December 31, 2009, a market value of $0 was included for such award in the aggregate market value of all stock options held by the CEO.

Potential Payments to Messrs. Malone, Morgan, Barker and Jonikas

				Without Cause
		Without Cause		or With Good
		(not in		Reason
		connection		Termination (in
		with a		connection with
		Change in		a Change in		Death or
	For Cause	Control)		Control)		Disability		Retirement

Mr. Malone
Cash Compensation	$0	$641,679		$1,317,878		$0		$0
Annual Cash Incentives (Senior Executive Plan-80% of Base Salary)	0	257,752		257,752		257,752		0
LTIP Incentive Awards	0	199,490	(1)	0		199,490	(1)	0
Stock Options (Unvested and Accelerated)	N/A	N/A		1,193,000	(2)	N/A		0
Restricted Stock (Unvested and Accelerated)	N/A	N/A		0		0		0
Benefits and Perquisites
Medical and Dental Insurance	N/A	504,433		N/A		N/A		0
Use of Polaris Products	N/A	0		N/A		N/A		0
Polaris Parts, Garments and Accessories	N/A	17,800		N/A		N/A		0
Physical Exams	N/A	164,251		N/A		N/A		0

Total	$0	$1,785,405		$2,768,630		$457,242		$0

Mr. Morgan
Cash Compensation	$0	$925,199		$1,573,701		$0		$0
Annual Cash Incentives (Senior Executive Plan-100% of Base Salary)	0	307,280		307,280		307,280		0
LTIP Incentive Awards	0	265,983	(1)	0		265,983	(1)	0
Stock Options (Unvested and Accelerated)	N/A	N/A		2,199,250	(2)	N/A		0
Restricted Stock (Unvested and Accelerated)	N/A	N/A		1,090,750		1,090,750		0
Benefits and Perquisites
Medical and Dental Insurance	N/A	545,881		N/A		N/A		0
Use of Polaris Products	N/A	0		N/A		N/A		0
Polaris Parts, Garments and Accessories	N/A	19,210		N/A		N/A		0
Physical Exams	N/A	177,259		N/A		N/A		0

Total	$0	$2,240,812		$5,170,981		$1,664,013		$0

Mr. Barker
Cash Compensation	$0	$277,406		$562,475		$0		$0
Annual Cash Incentives (Senior Executive Plan-80% of Base Salary)	0	94,213		94,213		94,123		0
LTIP Incentive Awards	0	67,824	(1)	0		67,824	(1)	0
Stock Options (Unvested and Accelerated)	N/A	N/A		316.600	(2)	N/A		0
Restricted Stock (Unvested and Accelerated)	N/A	N/A		436,300		436,300		0
Benefits and Perquisites
Medical and Dental Insurance	N/A	15,092		N/A		N/A		0
Use of Polaris Products	N/A	0		N/A		N/A		0
Polaris Parts, Garments and Accessories	N/A	0		N/A		N/A		0
Physical Exams	N/A	0		N/A		N/A		0

Total	$0	$454,535		$1,409,588		$598,337		$0

Mr. Jonikas
Cash Compensation	$0	$461,207		$932,326		$0		$0
Annual Cash Incentives (Senior Executive Plan-80% of Base Salary)	0	159,780		159,780		159,780		0
LTIP Incentive Awards	0	121,028	(1)	0		121,028	(1)	0
Stock Options (Unvested and Accelerated)	N/A	N/A		477,320	(2)	N/A		0
Restricted Stock (Unvested and Accelerated)	N/A	N/A		218,150		218,150		0
Benefits and Perquisites
Medical and Dental Insurance	N/A	15,092		N/A		N/A		0
Use of Polaris Products	N/A	0		N/A		N/A		0
Polaris Parts, Garments and Accessories	N/A	0		N/A		N/A		0
Physical Exams	N/A	0		N/A		N/A		0

Total	$0	$757,107		$1,787,576		$498,958		$0

(1)	As described in more detail under the section entitled “Compensation Discussion and Analysis — Compensation Program Components — Long-Term Compensation — LTIP” beginning on page 26 of this Proxy Statement, the Company did not meet the threshold financial performance criteria under the 2007 LTIP Grant. In addition, at the present time, the Company does not believe that it will meet the threshold financial performance criteria under the 2008 LTIP Grant. Thus, the amount reflected for each Named Executive Officer represents their pro rata target award for the 2009 LTIP Grant and assumes the payment would be made in February 2012.

(2)	Represents the market value of unvested stock options less the option exercise price. To the extent the exercise price for a particular stock option exceeded $43.63 per share, the closing market price of the Company’s common stock on December 31, 2009, a market value of $0 was included for such award in the aggregate market value of all stock options held by the Named Executive Officer.

DIRECTOR COMPENSATION

The following table sets forth the compensation earned for each of the non-employee directors (“Outside Directors”) for the year ended December 31, 2009.

	Fees Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)

Andris A. Baltins	$82,000	$66,900	$51,227	$200,127
Robert L. Caulk	74,000	66,900	15,801	156,701
Annette K. Clayton	68,000	66,900	20,605	155,505
John R. Menard, Jr.	60,000	66,900	23,697	150,597
Gregory R. Palen	172,000	66,900	74,220	313,120
R. M. (Mark) Schreck	70,000	66,900	29,072	165,972
Thomas C. Tiller(4)	0	0	0	0
William Grant Van Dyke	84,000	66,900	15,883	166,783
John P. Wiehoff	66,000	66,900	10,406	143,306
Scott W. Wine(5)	0	0	0	0
Mr. Kessler was appointed to the Board in January 2010.

(1)	As described in more detail in the accompanying narrative, directors may defer all or a portion of the fees otherwise payable to them in accordance with the Polaris Industries Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”). Messrs. Wine and Tiller did not receive any fees for their service as a director. Each of the remaining directors, except for Mr. Caulk, deferred all fees otherwise payable to him or her in 2009 in accordance with the Deferred Compensation Plan. The deferred amounts were converted into common stock equivalents. The aggregate number of common stock equivalents held by each director as of December 31, 2009 is reflected in the Stock Awards column of the Non-Employee Directors — Outstanding Equity Awards at Fiscal Year-End Table appearing on page 51 of this Proxy Statement.

(2)	On April 30, 2009, the existing directors at that time, excluding Messrs. Tiller and Wine, were each awarded 2,000 deferred stock units under the Omnibus Plan. These deferred stock units vested immediately and the directors will receive one share of common stock for every deferred stock unit upon termination of service as a director or upon a change in control. The grant date fair market value for these deferred stock units was $33.45 for each director. This amount was recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009, in accordance with SFAS 123(R). The aggregate number of stock awards and option awards outstanding as of December 31, 2009 for each director other than Mr. Wine is reflected in the Non-Employee Directors — Outstanding Equity Awards at Fiscal Year-End Table appearing on page 51 of this Proxy Statement. Mr. Wine’s outstanding awards as of December 31, 2009 are reflected in the Outstanding

Equity Awards at Fiscal Year-End Table for Named Executive Officers appearing on page 40 of this Proxy Statement.

(3)	Reflects the dollar value of dividends earned during 2009 on common stock equivalent accounts owned from the date the Director begin serving through December 31, 2009 under the Deferred Compensation Plan and on the deferred stock units that were awarded on April 30, 2009, May 1, 2008 and May 17, 2007.

(4)	Mr. Tiller, the former CEO of the Company, resigned from the Board on April 30, 2009. During the time he served on the Board, he did not receive compensation for his service as a director or as a member of committees of the Board of Directors of the Company.

(5)	Mr. Wine, the CEO of the Company, does not receive compensation for his service as a director or as a member of committees of the Board of Directors of the Company. Information regarding Mr. Wine’s compensation for his service as CEO of the Company for the fiscal year ended December 31, 2009 can be found in the Summary Compensation Table appearing on page 33 of this Proxy Statement.

Non-Employee Directors — Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of shares of common stock underlying outstanding stock options and stock awards for each of the Outside Directors as of December 31, 2009. Information regarding Mr. Wine’s outstanding equity awards as of December 31, 2009 can be found in the Outstanding Equity Awards at Fiscal Year-End Table appearing on page 40 of this Proxy Statement.

	Stock	Stock
Name	Options	Awards(1)

Andris A. Baltins	16,000	35,026
Robert L. Caulk	8,000	10,973
Annette K. Clayton	12,000	14,733
John R. Menard, Jr.	16,000	16,770
Gregory R. Palen	16,000	51,206
R. M. (Mark) Schreck	16,000	20,427
William Grant Van Dyke	—	11,792
John P. Wiehoff	—	8,012
Mr. Kessler was appointed to the Board in January 2010.

(1)	Includes common stock equivalents awarded to directors under the Deferred Compensation Plan and deferred stock units and the accompanying dividend equivalent units issued to the directors under the Omnibus Plan.

Director Fees

Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Compensation for Outside Directors is divided into cash and stock components. The Company presently pays each Outside Director other than our Chairman, Mr. Palen, an annual director’s fee of $57,000. At least $5,000 (paid in quarterly installments of $1,250 per quarter) of the annual director’s fee paid to each Outside Director will be payable in common stock equivalents (as described below). Mr. Palen, our non-executive Chairman of the Board of Directors, currently receives an annual fee of $157,000 in lieu of the annual director’s fee received by other Outside Directors. The Chairs of the Compensation Committee, Corporate Governance and Nominating Committee and Technology Committee currently receive an annual committee chairman’s fee of $10,000, and the Chair of the Audit Committee receives an annual committee chairman’s fee of $15,000. Outside Directors also receive $1,000 for each committee meeting attended, which fees they may choose to defer under the Deferred Compensation Plan (as described below).

Deferred Compensation Plan

The Company maintains the Deferred Compensation Plan for Outside Directors. As of each quarterly date on which retainer fees are payable to Outside Directors, each Outside Director automatically receives an award of common stock equivalents having a fair market value of $1,250. An Outside Director can also defer all or a portion of the director and/or chair and committee fees that would otherwise be paid to him or her in cash. Such deferred amounts are converted into additional common stock equivalents based on the then fair market value of the common stock. These “common stock equivalents” are phantom stock units, i.e., each common stock equivalent represents the economic equivalent of one share of common stock. Dividends will be credited to Outside Directors as if the common stock equivalents are outstanding shares of common stock. Such dividends will be converted into additional common stock equivalents.

As soon as practicable after an Outside Director’s service on the Board terminates, he or she will receive a distribution of a number of shares of common stock equal to the number of common stock equivalents then credited to him or her under the Deferred Compensation Plan. Upon the death of an Outside Director, the shares will be issued to his or her beneficiary. Upon a change in control of the Company (as defined in the Deferred Compensation Plan), however, each Outside Director will receive a cash payment equal to the value of his or her accumulated common stock equivalents.

A maximum of 250,000 shares of common stock are reserved for issuance under the Deferred Compensation Plan. Of that total, 43,944 shares of common stock remained available for future grants as of February 16, 2010. The Deferred Compensation Plan will remain effective until May 31, 2020, unless terminated earlier by the Board of Directors. The Deferred Compensation Plan may be terminated or amended at any time by the Board of Directors.

Stock Options and Deferred Stock Units

On May 17, 2007, May 1, 2008 and April 30, 2009, each Outside Director then serving as a member of the Board received a grant under the Omnibus Plan of 1,200, 1,450 and 2,000 deferred stock units, respectively. The deferred stock units vested immediately upon issuance, and upon termination of service as a director or upon an earlier change in control of Polaris, each director will receive one share of common stock plus dividends for every deferred stock unit issued. The Board of Directors determined that stock units were preferable to stock options in aligning the interest of directors with shareholders and the deferred stock units issued were intended to approximate the value of the 4,000 stock options previously granted.

Prior to 2007, Outside Directors received an annual grant of options under the Director Stock Option Plan to purchase 4,000 shares of the Company’s common stock at an exercise price equal to fair market value on the date of grant. In 2007, the Company’s shareholders approved the Omnibus Plan. Though grants previously made under the Director Stock Option Plan remain outstanding, no further awards will be granted under that plan. Instead, grants, if any, will be made under the Omnibus Plan, which permits the Board, from time to time, to set the amount and type of equity awards to be granted on a periodic non-discriminatory basis to Outside Directors. In January 2010, the Compensation Committee approved an amendment to the Director Stock Option Plan as well as the form agreement under such Plan. The Amended and Restated Director Stock Option Plan and the form of the Amended and Restated Director Stock Option Agreement provide for certain vesting and option exercise rights for participants where service on the Board ends after such participant has served for a period of ten years or more.

Use of Polaris Products and Corporate Aircraft

Additionally, the Company provides six Polaris products to each of the Outside Directors, of his or her choice, at no charge to encourage a first-hand understanding of the riding experience of Polaris customers and to provide Outside Directors with an opportunity to evaluate product design and efficiency. The products used by the Outside Directors can be returned to Polaris or purchased at a price greater than cost at the end of a defined usage period based upon months, miles or hours, depending upon the product line. Polaris sells the returned products to dealers at an amount greater than the cost of such products to the Company. All Outside Directors also receive related Polaris parts, garments and accessories.

Directors are eligible to use the Company’s aircraft for personal travel, however, all incremental variable operating costs associated with such personal aircraft use must be reimbursed to the Company. During 2009, none of the directors used the Company’s corporate aircraft for personal travel.

Director Stock Ownership Guidelines

The Company’s Board of Directors has adopted stock ownership guidelines, which provide that each Outside Director is expected to own, directly or indirectly, shares of Polaris common stock, common stock equivalents and deferred stock units having a value of at least three times the amount of the annual retainer fee and, if applicable, committee chairman fee paid to such director. Compliance with the stock ownership guidelines is voluntary but is monitored by the Vice President-Finance and Chief Financial Officer of the Company. All Outside Directors are expected to satisfy the stock ownership guidelines within four years following the date they are first elected to the Board of Directors. The following chart sets forth the stock ownership of each of the Outside Directors that were in office as of December 31, 2009 relative to the stock ownership guidelines:

		Shares of Common
		Stock, Common
	Stock Ownership	Stock Equivalents
	Guidelines	and Deferred Stock
	(as a Multiple of	Units Held as of
	Annual Director	December 31,	Stock Ownership
Name	Fee/Chairman Fee)	2009	Guideline Met?

Andris A. Baltins	3x	60,176	Yes
Robert L. Caulk	3x	10,973	Yes
Annette K. Clayton	3x	14,733	Yes
John R. Menard, Jr.	3x	16,770	Yes
Gregory R. Palen	3x	68,633	Yes
R.M. (Mark) Schreck	3x	24,317	Yes
William Grant Van Dyke	3x	12,792	Yes
John P. Wiehoff	3x	8,012	Yes
Mr. Kessler was appointed to the Board in January 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the Board of Directors in establishing a philosophy and policies regarding executive and director compensation, provides oversight of the administration of the Company’s director and executive compensation programs and administers the Company’s stock option, restricted share and other equity-based plans, reviews the compensation of directors, Named Executive Officers and senior management, and prepares any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including this Compensation Committee Report.

In performing our oversight responsibilities, we have reviewed and discussed the Compensation Discussion and Analysis that appears earlier in this Proxy Statement with management. Based on the review and discussions, and subject to the limitations of our role, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2010 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE

Robert L. Caulk, Chair
Andris A. Baltins
William Grant Van Dyke

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010, and the Board of Directors is asking shareholders to ratify that selection. Although current law, rules and regulations, as well as the Charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board of Directors considers the selection of an independent registered public accounting firm to be an important matter of shareholder concern and considers a proposal for shareholders to ratify such selection to be an opportunity for shareholders to provide direct feedback to the Board on a significant issue of corporate governance.

Vote Required

Ratification of the selection of Ernst and Young LLP as the Company’s independent registered public accounting firm for fiscal 2010 requires the affirmative vote of the holders of a majority of the shares of Polaris common stock present in person or by proxy at the Annual Meeting and entitled to vote, assuming the presence of a quorum (provided that the number of shares voted in favor of each such proposal constitutes more than 25% of the outstanding shares of Polaris common stock). If the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010 is not ratified by the Company’s shareholders, the Audit Committee will review its future selection of an independent registered public accounting firm in the light of that vote result.

Board Recommendation

Except where authority has been withheld by a shareholder, the proxy will be voted for ratification of the selection of Ernst and Young LLP as the Company’s independent registered public accounting firm for fiscal 2010. The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the responsibilities, performance, budget and staffing of the Company’s internal audit function, and (5) the performance of the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee is comprised of five directors, all of whom meet the standards of independence adopted by the SEC and the NYSE.

In performing our oversight responsibilities, we have reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2009 with management and with representatives of the independent registered public accounting firm of Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm. We also reviewed, and discussed with management and representatives of E&Y, management’s assessment and report and E&Y’s report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

We also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received from the Company’s independent registered public accounting firm the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526, Communication With Audit Committees Concerning Independence, and discussed the independence of E&Y with representatives of such firm. We are satisfied that the non-audit services provided to the Company by the independent registered public accounting firm are compatible with maintaining their independence.

Management is responsible for Polaris’ system of internal controls and the financial reporting process. E&Y is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. Our committee’s responsibility is to monitor and oversee these processes.

In reliance on the reviews and discussions referred to in this Report, and subject to the limitations of our role, we recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE

William Grant Van Dyke, Chair
Annette K. Clayton
Bernd F. Kessler
Gregory R. Palen
John P. Wiehoff

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has engaged the independent registered public accounting firm of E&Y as independent registered public accounting firm to examine the Company’s accounts for the fiscal year ending December 31, 2009. Representatives of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees.  The aggregate audit fees paid to E&Y for the fiscal years ended December 31, 2009 and December 31, 2008, were $776,000 and $822,000, respectively. These fees include amounts for the audit of the Company’s consolidated annual financial statements, statutory audits at certain foreign subsidiaries and the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, including services related thereto such as attest services and consents. These amounts also include fees related to testing of the Company’s internal controls over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  The aggregate audit-related fees paid to E&Y for the fiscal years 2009 and 2008 were $102,000 and $107,000, respectively. These fees related to the audit of Polaris Acceptance, the audit of employee benefit plans, assistance related to potential transactions and the issuance of certain industry reports.

Tax Fees.  The aggregate fees billed by E&Y for tax services rendered for the fiscal years 2009 and 2008 were $347,000 and $89,000, respectively. These fees primarily related to tax planning and compliance services, including assistance related to certain foreign subsidiaries and the establishment of a new European headquarters operation during 2009.

All Other Fees.  There were no other fees paid to E&Y for the years ended December 31, 2009 and December 31, 2008.

Audit Committee Pre-Approval Requirements.  The Audit Committee’s charter provides that it has the sole authority to review in advance and grant any pre-approvals of (i) all auditing services to be provided by the independent registered public accounting firm, (ii) all significant non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Securities Exchange Act of 1934, and (iii) all fees and the terms of engagement with respect to such services. All audit and non-audit services performed by E&Y during fiscal 2009 were pre-approved pursuant to the procedures outlined above.

OTHER MATTERS

The Board is not aware of any matters that are expected to come before the 2010 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2011 Annual Meeting of Shareholders the proposal must be submitted in writing and received by the Secretary of the Company at our principal executive offices by November 10, 2010. If a shareholder intends to introduce an item of business at the 2011 Annual Meeting, without including the proposal in the proxy statement, the Company must receive notice of that intention no later than January 22, 2011, or if it does not receive a notice by such date, the persons named as proxies in the proxy materials relating to the 2011 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

If a shareholder wishes to have the Corporate Governance and Nominating Committee consider a candidate for nomination as a director, the notice of nomination must be submitted in writing and received by the Secretary of the Company at our principal executive offices by November 10, 2010. The notice given by a shareholder who proposes a candidate for nomination must include (i) the submitting shareholder’s name and address, (ii) a signed statement as to the submitting shareholder’s current status as a shareholder, the number of shares currently owned and the length of such ownership; (iii) the name of the candidate and a resume or a listing of the candidate’s qualifications to be a director, and (iv) a document evidencing the candidate’s willingness to serve as a director if selected by the Corporate Governance and Nominating Committee and nominated by the Board of Directors. The Corporate Governance and Nominating Committee will evaluate recommended nominees based on the factors identified in the Corporate Governance and Nominating Committee Charter, a copy of which is available on our website at www.polarisindustries.com.

ADDITIONAL INFORMATION

A copy of the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Corporate Secretary
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340
(763)542-0500

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s Internet site, www.sec.gov.

Additional copies of the Annual Report, the Notice, this Proxy Statement and the accompanying proxy may be obtained from Stacy L. Bogart, the Vice President, General Counsel, Compliance Officer and Secretary of the Company at the address above. Copies of exhibits to Form 10-K may be obtained upon payment to the Company of the reasonable expense incurred in providing such exhibits.

By Order of the Board of Directors

/s/  Stacy L. Bogart

Stacy L. Bogart
Vice President, General Counsel and Secretary

00069382

POLARIS INDUSTRIES
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, APRIL 29, 2010
9:00 a.m.
Corporate Headquarters
2100 Highway 55
Medina, MN 55340
Important Notice Regarding Availability of Proxy Materials:
The 2010 Notice and Proxy Statement and 2009 Annual Report are available at
http://www.proxydocs.com/pii

Polaris Industries Inc. 2100 Highway 55 Medina, MN 55340

For directions to the Annual Meeting, please call (763) 542-0500.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 29, 2010.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing this proxy, you revoke all prior proxies and appoint Bennett J. Morgan and Michael W. Malone, and each of them, as Proxies, with full power of substitution, to vote your shares of Common Stock, $.01 par value of Polaris Industries Inc., on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders to be held on April 29, 2010, or any postponements or adjournments thereof.

See reverse for voting instructions.

ADDRESS BLOCK

  COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
     Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/pii/ Use the Internet to vote your proxy until 10:59 p.m. (CT) on April 28, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 10:59 p.m. (CT) on April 28, 2010.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
òPlease detach hereò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Robert L. Caulk	03 Scott W. Wine	☐ Vote FOR	☐ Vote WITHHELD
	Class I (three-year term	02 Bernd F. Kessler		all nominees	from all nominees
	ending in 2013):			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the selection of Ernst & Young LLP as independent registered auditor for 2010.	☐	For	☐	Against	☐	Abstain

3.	Upon such other business as may properly come before the meeting or any adjournments thereof.	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.